The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183336

Subject to completion, dated August 16, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus dated August 16, 2012

$300,000,000

Molycorp, Inc.

    % Convertible Senior Notes due 2017

We are offering $300.0 million aggregate principal amount of our     % Convertible Senior Notes due 2017. The notes will bear interest at a rate of         % per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013. The notes will mature on September 1, 2017.

Holders may convert their notes at their option at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be             shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to September 1, 2015. We may redeem for cash all or part of the notes, at our option, on any business day on or after September 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

Concurrently with this offering, we are offering up to an aggregate of $288.0 million of shares of our common stock, par value $0.001 per share, $150.0 million of which, assuming no exercise of the option to purchase additional shares granted to the underwriter in the concurrent offering (or up to an aggregate of $172.5 million of shares if the underwriter in the concurrent offering exercises its option to purchase additional shares in full), is being offered and sold by us (which shares we refer to as the “primary shares”) and up to $138.0 million of which (which shares we refer to as the “borrowed shares”) will be loaned by us to Morgan Stanley Capital Services LLC, an affiliate of Morgan Stanley & Co. LLC, the underwriter for the concurrent offering of our common stock, by means of a separate prospectus supplement and accompanying prospectus. The offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of the offering of the notes hereunder. However, the concurrent offering of the primary shares is not contingent upon the closing of either the notes offering pursuant to this prospectus supplement and the accompanying prospectus or the concurrent offering of the borrowed shares, and the offering of the notes hereunder and the concurrent offering of the borrowed shares are not contingent upon the closing of the concurrent offering of the primary shares. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “MCP.” The last reported sale price of our common stock on The New York Stock Exchange on August 15, 2012 was $12.06 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-19 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest from August , 2012 if settlement occurs after that date.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $45.0 million aggregate principal amount of notes, solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form through The Depository Trust Company on or about August     , 2012.

Joint Book-Running Managers

Morgan Stanley	Credit Suisse

August     , 2012

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, and the accompanying prospectus, is part of a registration statement that we filed with the SEC using a “shelf” registration process. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. As permitted under the rules of the SEC, this prospectus incorporates important business information about Molycorp, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Molycorp” or other similar terms mean Molycorp, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative or plural of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

•	the amount of additional capital we need to secure to implement our business plans, and our ability to successfully secure any such capital;

•

our ability to complete our planned capital projects, such as our modernization and expansion efforts, including achieving an annual production capacity of 19,050 mt at our Mountain Pass, California rare earth mine and processing facility, or the Molycorp Mountain Pass facility, which we refer to as “Project Phoenix Phase 1,” and our second phase capacity expansion plan, which we refer to as “Project Phoenix Phase 2,” and reach full planned production rates for rare earth oxides, or REO, and other planned downstream products, in each case within the projected time frame;

•	the success of our cost mitigation efforts in connection with Project Phoenix, which if unsuccessful, might cause our costs to exceed budget;

•	the final costs of our planned capital projects, such as Project Phoenix Phase 1 and Project Phoenix Phase 2, which may differ from estimated costs;

•	our ability to successfully integrate Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc. (which we refer to as “Molycorp Canada”)), with our operations;

•

our ability to achieve fully the strategic and financial objectives related to the acquisition of Molycorp Canada, including the acquisition’s impact on our financial condition and results of operations;

•	unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Molycorp Canada;

•	the rate of exchange of the U.S. dollar to the Canadian dollar, the Japanese yen, and the Chinese Renminbi;

•	new products pricing and the competitive environment for these new products;

•	unexpected actions of domestic and foreign governments;

•	various events which could disrupt operations, including natural events and other risks;

•	uncertainties associated with our reserve estimates and non-reserve deposit information, including estimated mine life and annual production;

•

uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns, REO prices, production costs and other expenses for operations, which are subject to fluctuation;

•	uncertainties regarding global supply and demand for rare earths materials;

•	uncertainties regarding the results of our exploratory drilling programs;

•	our ability to enter into additional definitive agreements with our customers and our ability to maintain customer relationships;

•	our sintered neodymium-iron-boron, or NdFeB, rare earth magnet joint venture’s ability to successfully manufacture magnets within its expected timeframe;

•	our ability to successfully integrate other acquired businesses;

•	our ability to maintain appropriate relations with unions and employees;

•	our ability to successfully implement our “mine-to-magnets” strategy;

•

environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; and

•	uncertainties associated with unanticipated geological conditions related to mining.

See “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including the financial statements and related notes. In this prospectus, unless the context requires otherwise, references to “Molycorp,” “we,” “our” or “us” refer to Molycorp, LLC and its consolidated subsidiaries prior to the Corporate Reorganization (as described below) and Molycorp, Inc. and its consolidated subsidiaries after the Corporate Reorganization and, after the Molycorp Canada Acquisition (as described below), includes Molycorp Canada, the terms “Molycorp Canada” refers to Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc.) and its consolidated subsidiaries and the term “Molycorp Canada Acquisition” refers to the acquisition of Molycorp Canada by Molycorp. Pro forma statement of operations data incorporated by reference into this prospectus gives effect to the Molycorp Canada Acquisition (including the related financing) as if it had been completed on January 1, 2011. As used in this prospectus, the term “ton” means a ton (equal to 2,000 pounds), the term “mt” means a metric tonne (equal to 2,205 pounds), the term “Roskill” means Roskill Consulting Group Limited, a rare-earth market consultant, the term “IMCOA” means the Industrial Minerals Company of Australia Pty Ltd, a rare-earth market consultant, and the term “Rest of World” means the entire world except China. For definitions of certain rare earth-related and mining terms, see “Glossary of Selected Mining Terms.” IMCOA data is accurate to within 20% of the stated amounts. IMCOA data takes into account only legal exports of rare earths, and ignores illegal exports from China and usage thereof, which could be significant due to the difficulties with accurately collecting information with respect thereto.

Our Business

We are one of the world’s leading rare earth products and rare metals companies that combines a world-class rare earth resource at Mountain Pass, California, with world-leading ultra-high-purity rare earth and rare metal materials processing capabilities. We are vertically integrated across the global rare earth mine-to-magnetics supply chain and we currently produce custom engineered materials from 15 different rare earths, with purity levels of up to 5N (99.999%), and from five other metals (niobium, tantalum, gallium, indium and rhenium) at purity levels of up to 8N (99.999999%).

Rare earth products are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including mobile devices, fiber optics, lasers and hard disk drives; critical defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for rare earth elements, or REEs, is projected by industry analysts to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses. We have made significant investments, and expect to continue to invest, in developing technologically advanced applications and proprietary applications for individual REEs.

The foundation for our “mine-to-magnets” strategy is our Molycorp Mountain Pass facility. Our Molycorp Mountain Pass facility is the largest, most fully developed rare earth mine outside of China and has been producing rare earth products for approximately 60 years. Upon completion of Project Phoenix Phase 1, which we anticipate to occur in the fourth quarter of 2012, we expect our Molycorp Mountain Pass facility to have production cash costs lower than those publicly reported for China by government officials and those reported for other non-Chinese rare earth projects. We are targeting a full planned production rate of approximately 19,050 mt of REO per year by the fourth quarter of 2012, an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 is possible.

We also own several of the leading rare earth processing facilities in the world. Our Molycorp Silmet facility, located in Sillamäe, Estonia, is one of the largest REO and rare metals producers in Europe. Our Molycorp Metals & Alloys, or MMA, facility, located in Tolleson, Arizona, is the only producer of neodymium and samarium magnet alloy and other specialty alloy products in the United States. We also have created a joint venture with Daido Steel Co., Ltd., or Daido, and Mitsubishi Corporation, or Mitsubishi, in the form of a private company, Intermetallics Japan, or IMJ, to manufacture sintered NdFeB permanent rare earth magnets.

As a result of the Molycorp Canada Acquisition in June 2012, we became a leading global producer, processor and developer of NdFeB magnetic powders, or Neo Powders, rare earths and zirconium based engineered materials and applications and other rare metals and their compounds. These innovative products are essential in many of today’s high-technology products.

Neo Powders are used in the production of high performance, bonded NdFeB permanent magnets, which are found in micro motors, precision motors, sensors and other applications requiring high levels of magnetic strength, flexibility, small size and reduced weight. Molycorp Canada is the only legal supplier of Neo Powders for bonded magnets manufactured or sold in the United States.

Our Molycorp Canada segment also manufactures a product line of oxides and salts of REEs, including cerium, lanthanum, neodymium, yttrium and yttrium europium coprecipitates, dysprosium and terbium, among others, and zirconium based engineered materials and salts, as well as a line of mixed rare earth/zirconium oxides. Rare earths and zirconium applications include catalytic converters, computers, television display panels, optical lenses, mobile phones and electronic chips. Additionally, Molycorp Canada produces, reclaims, refines and markets high value niche metals and their compounds including gallium, indium and rhenium used in wireless, light emitting diode, or LED, flat panel display, turbine, solar and catalyst applications.

Our Molycorp Canada segment operates joint ventures and majority owned manufacturing facilities in Jiangsu Province, China; Shandong Province, China; Stade, Germany; Sagard, Germany; and Quapaw, Oklahoma. Molycorp Canada also operates wholly owned manufacturing facilities in Peterborough, Ontario; Napanee, Ontario; Blanding, Utah; the Hyeongok Industrial Zone in South Korea; Tianjin, China; and Korat, Thailand. Additionally, Molycorp Canada conducts ongoing research and product development through laboratories in Singapore and Abingdon, United Kingdom.

Our combined workforce of approximately 2,650 employees includes scientists, engineers, chemists, technologists and highly skilled workers in 27 locations across 11 countries.

Recent Developments

Acquisition of Neo Material Technologies Inc. (Molycorp Canada)

On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of an arrangement agreement, which we refer to as the “Arrangement Agreement,” for an aggregate purchase price of approximately $1.2 billion. Pursuant to the Arrangement Agreement, Molycorp Canada’s former shareholders elected to receive: (a) cash consideration equal to Cdn $11.30 per share of the predecessor company’s common stock; (b) share consideration of 0.4242 shares of our common stock or 0.4242 shares, which we refer to as the “exchangeable shares,” issued by MCP Exchangeco Inc., our wholly-owned Canadian subsidiary, which are exchangeable for shares of our common stock on a one-for-one basis, per each share of the predecessor company’s common stock; or (c) a combination of cash and shares of our common stock or exchangeable shares, all subject to the proration mechanics set forth in the Arrangement Agreement. The consideration paid to Molycorp Canada’s former shareholders was comprised of approximately $908.2 million in cash, exclusive of realized losses on the contingent forward contract to purchase

Canadian dollars, accounted for a separate transaction apart from the business combination. Additionally, approximately 13.5 million shares of our common stock and 0.5 million exchangeable shares were issued and collectively valued at $284.1 million based on the closing price of the our common stock on the acquisition date in accordance with the relevant accounting guidance.

Modernization and Expansion of our Molycorp Mountain Pass Facility

Project Phoenix remains on schedule to begin producing at our Phase 1 annual rate of 19,050 mt of REO by the fourth quarter of 2012. Additionally, we are on schedule to achieve an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 is possible. Recently, Project Phoenix construction advanced to the point where the “concentrate production circuit” became operational. This means that we are now producing bastnasite concentrate at our Mountain Pass facility.

Project Phoenix facilities that are now in operational mode include the following:

•	mining of approximately 2,500 mt of fresh ore per day, 4 days/week;

•	mill & flotation circuit;

•	first stage crack facility;

•	combined heat & power unit;

•	crushing / blending;

•	paste tailings permanent disposal facility;

•	cerium production unit;

•	paste tailings facility;

•	natural gas pipeline lateral; and

•	solvent exchange and heavy rare earth concentrate production.

Construction of our combined heat & power plant (full scale) has been completed, but the plant has not yet been started up. Construction has been started, but has yet to be completed, on our multi-stage cracking facility (full scale), rare earth oxides separations facility and product finishing facility.

We expect the IMJ joint venture described above, in conjunction with our modernization plans at our Molycorp Mountain Pass facility, the strategic acquisitions of Molycorp Silmet, MMA and Molycorp Canada, to provide us with the capability to mine, process, separate and alloy individual REEs and manufacture them into NdFeB magnets. This downstream integration, which we refer to as our “mine-to-magnets” strategy, would make us the only fully integrated global producer of NdFeB magnets. In addition to the foregoing, we continue to explore additional joint ventures or other arrangements with third parties for the production of NdFeB alloys and/or magnets.

Recent Developments and Capital Needs

For the quarter ended June 30, 2012, our results were weaker than in the quarter ended June 30, 2011. At Molycorp Mountain Pass, our revenues declined to $16.9 million from $76.3 million in the comparable period of the prior year, as Molycorp Mountain Pass sold 525 mt of products on an REO equivalent basis at an average price of $32.25 per kilogram, compared to 988 mt of product at an average price of $77.22 per kilogram in the 2011 period. This represented a significant weakening of our performance compared to the first quarter of 2012, when Molycorp Mountain Pass’ sales were $46.3 million, a $20 million year-over-year improvement, as it sold 673 mt of products on a REOs equivalent basis at an average sales price of $68.81 per kilogram. The change in average price reflected lower rare earth prices and a change in mix, in part as a result of one of our largest customers temporarily ceasing to purchase certain higher-priced products due to such customer’s excess inventory (which we expect to continue through third quarter) and reduced volumes due to lower yields as we reached the bottom of our old feedstock stockpile and due to the lack of demand for certain lower-quality products that we could sell in prior periods when market conditions were tighter. We expect lower yields to continue during the third quarter as we ramp up milling fresh feedstock, which will continue to adversely affect volumes and margins. In addition, Molycorp Mountain Pass’s cost of sales increased to $24.5 million in the quarter, compared to $21.7 million in the comparable period of 2011, despite the lower volumes and lower market prices, as a result of higher production costs and inventory write-downs. Our overall performance in our other segments was also affected by lower rare earth prices, although to a lesser extent, and higher costs. This weaker performance was partially offset by the contribution of 19 days of results from Molycorp Canada.

As a result of the weaker performance, as well as non-recurring transaction expenses in connection with the Molycorp Canada Acquisition, we generated a net loss of $66.9 million in the three months ended June 30, 2012, compared to net income of $48.8 million in the three months ended June 30, 2011 and a net loss of $3.5 million in the quarter ended March 31, 2012. As a result of the net loss, we used approximately $80.4 million of cash in operating activities in the quarter, compared to $16.0 million of cash generated in the first quarter and $26.2 million generated in the second quarter of 2011.

We ended the quarter with $369.9 million of cash. Based on our ongoing monitoring of the rare earth industry and our business, we expect that our financial performance will continue to be impacted by decreased pricing and margins we experienced in the second quarter, as well as the costs of completing and start-up of Project Phoenix. We also expect that our margins will be adversely affected by a step-up in inventory value at Molycorp Canada as a result of purchase accounting. We continue to have significant cash needs. In particular:

•

In August 2012, holders of Molycorp Canada’s $230.0 million 5% subordinated unsecured convertible debentures due December 2017, which we refer to as the debentures, have the right to convert or tender their debentures in connection with the Molycorp Canada Acquisition. The change of control provisions in the underlying indenture allow holders of the debentures to elect to (a) have their debentures purchased by Molycorp Canada at a price equal to 100% of the principal amount thereof plus accrued but unpaid interest up to, but not including, the purchase date, or (b) convert their debentures into common shares of Molycorp Canada’s predecessor company, including a number of additional “make-whole” shares. Holders of debentures who elect to convert their debentures will, in lieu of receiving shares of Molycorp Canada’s predecessor company, have the right to make the same per share election for cash or share consideration that was offered to the shareholders of Molycorp Canada’s predecessor company pursuant to the Arrangement Agreement as if such holders had converted their debentures immediately prior to the closing under the Arrangement Agreement, all subject to the same proration mechanisms found therein. Such holders will also be entitled to receive accrued but unpaid interest through the date of conversion. Holders who fail to make either of the above elections may retain their debentures. The Company currently estimates that cash payments resulting from the exercise of buyout and conversion rights may total approximately $192.0 million (if holders convert) to $230.0 million (if holders tender) plus accrued interest from June 30, 2012. Based on our current share price, we expect all or substantially all holders to tender, which would cost us up to $230.0 million plus accrued interest.

•

Capital expenditures for the engineering, procurement and construction portion, or EPC, of our Project Phoenix Phase 1 and Phase 2 modernization and expansion efforts at the Molycorp Mountain Pass facility are expected to total approximately $895.0 million. Capital expenditures for other current and planned capital projects related to operations at the Molycorp Mountain Pass facility, including post-EPC, start-up, commissioning and other costs, are expected to total approximately $138.0 million. These estimates do not include certain other pre-EPC and post-EPC capitalizable costs such as preliminary engineering, insurance, permitting, contracting and other legal costs, post-construction and plant commissioning costs and capitalized interest. We are also incurring other administrative expenses related to the construction of Project Phoenix Phase 1 and Project Phoenix Phase 2, which are expected to total approximately $10.0 million to $15.0 million in the second half of 2012. Through June 30, 2012, total amounts incurred for capital expenditures for pre-EPC, EPC and post-EPC efforts on an accrual basis were approximately $899.0 million, excluding capitalized interest. Remaining spending for the Molycorp Mountain Pass facility plant modernization and expansion project, including Project Phoenix Phase 1, Project Phoenix Phase 2 and the other capital projects, is expected to be approximately $289.0 million for the remainder of 2012, and approximately $25.0 million in 2013, each on an accrual basis. In addition, we are encountering cost pressures on our projects and have initiated measures to mitigate certain adverse cost trends. We may incur additional costs, which may be material, if our mitigation measures are not successful. All amounts for future capital spending are estimates that are subject to change as the projects are further developed.

•

On a cash basis, we continue to hold significant payables for capital expenditures from prior reporting periods. In addition to the approximately $289.0 million for the remainder of 2012 and approximately $25.0 million in 2013 for accrual capital expenditures, we anticipate cash use of approximately $200.0 million for capital expenditures accrued in prior periods.

•	Our anticipated capital expenditures at all of our other operating facilities are expected to be approximately $15.0 million for the remainder of 2012.

•

Additionally, we will contribute, upon achievement of certain milestones and subject to the approval of our Board of Directors, Japanese Yen (JPY) 2.5 billion in cash (or approximately $31.4 million based on the JPY/ U.S. dollar exchange rate at June 30, 2012), in exchange for ordinary shares of IMJ over a period of twelve months. The actual remittance amounts will vary depending on the future exchange rate between the U.S. dollar and the Japanese Yen, and the achievement of certain milestones by the joint venture. We contributed $14.8 million to IMJ through June 30, 2012.

We expect to fund the remaining capital expenditures under Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at the Molycorp Mountain Pass and all other operating facilities, as well as working capital and other cash requirements, with available cash balances, anticipated future cash flow from operations and proceeds from financing arrangements. We will need to secure additional financing for a substantial portion of our cash requirements for the remainder of 2012 and for the first six months of 2013. We are conducting this offering and the concurrent equity offering to raise a substantial portion of the required funds. While the offerings will fund a substantial portion of these capital needs, the full funding of our planned capital expenditure plan continues to be dependent on additional financing and projected positive cash flow, beyond the proceeds of these offerings.

On August 16, 2012, we entered into an agreement with each of Molibdenos y Metales S.A., or Molymet, and Resource Capital Fund V L.P., or RCF, pursuant to which Molymet and RCF agreed that, at our request during the term of the agreement, Molymet and RCF would purchase $35.0 million and $25.0 million of our common stock, respectively. If this offering is successful, we would not request Molymet or RCF to purchase our common stock pursuant to such agreements. Additionally, Morgan Stanley has agreed to purchase $100.0 million of our securities from us if this offering is not successful, subject to limited conditions precedent. Assuming that this offering and the concurrent equity offering are completed and raise the $450.0 million of contemplated gross proceeds in the aggregate, these offerings should substantially fund our capital needs, although the full funding of our planned capital expenditure plan will continue to be dependent on projected positive cash flow and additional equipment leasing or similar financings, beyond the proceeds of these offerings. In addition, we could need additional funding if our expectations are incorrect about the costs of our capital expenditures or our future cash flows. There can be no assurance that we will be successful in raising additional capital in the future on commercially acceptable terms, or at all.

If we are unable to raise sufficient capital through the issuance of equity and/or debt (including this offering and the concurrent equity offering), or other alternative sources of financing, management may exercise its discretion to defer anticipated capital expenditures, including expenditures related to Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at Molycorp Mountain Pass. To date, management has suspended approximately $20.0 million of capital expenditures, previously scheduled for the remainder of 2012. Management believes it may, if necessary, defer capital expenditures related to Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at Molycorp Mountain Pass totaling up to approximately an additional $176.0 million, assuming a September 1, 2012, effective date, without incurring material penalties. We believe such discretionary measures can be implemented without any material impact to our current operations or production capacity, including those at Molycorp Mountain Pass. If we are successful in raising $450.0 million of gross proceeds in these offerings, we expect that we will have sufficient cash to carry out our current business plan. In the event we are unable to successfully curtail and/or defer these capital expenditures and obtain additional financing, we would have a liquidity shortfall, and would be unable to execute our current business plan.

Rare Earth Industry

Sales prices for REEs at the commodity level, as well as demand for certain traditional commodity type REEs, weakened in the second quarter and continue to weaken. On the supply side, China has dominated the global supply of REOs for the last fifteen years and accounted for approximately 94% of global production of rare earth oxide products totaling approximately 104,500 mt of REOs in 2011, according to IMCOA.

Concurrent Transactions

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $288.0 million of shares of our common stock, $150.0 million of which are primary shares that are being offered and sold by us and up to $138.0 million of which are borrowed shares that will be loaned by us to the share borrower, an affiliate of the underwriter for the concurrent offering of our common stock, in an offering registered under the Securities Act.

We will not receive any proceeds from the sale of the borrowed shares in the concurrent offering, but we will receive from the share borrower a nominal lending fee for the use of those shares. We have been informed by the share borrower that it or its affiliates intend to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby may hedge their investments. The delivery of the notes is contingent upon the delivery of $138.0 million of borrowed shares. We expect to make delivery of such borrowed shares concurrently with the closing of this offering. See “Description of Share Lending Agreement” and “Underwriting.”

The offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the borrowed shares offering, and the concurrent offering of our borrowed shares is contingent upon the closing of the offering of the notes hereunder. However, the concurrent offering of the primary shares is not contingent upon the closing of either the notes offering pursuant to this prospectus supplement and the accompanying prospectus or the concurrent offering of the borrowed shares, and the offering of the notes hereunder and the concurrent offering of the borrowed shares are not contingent upon the closing of the concurrent offering of the primary shares.

Our Corporate History and Structure

Molycorp Minerals, LLC, a Delaware limited liability company formerly known as Rare Earth Acquisitions LLC, was formed on June 12, 2008 to purchase the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation. Prior to the acquisition, the Mountain Pass, California rare earth mine and processing facility, which we refer to as our Molycorp Mountain Pass facility, was owned by Chevron Mining Inc. and, before 2005, by Unocal Corporation. Molycorp, LLC, which was the parent of Molycorp Minerals, LLC, was formed on September 9, 2009 as a Delaware limited liability company. Molycorp, Inc. was formed on March 4, 2010 as a new Delaware corporation and was not, prior to the date of the consummation of its initial public offering, conducting any material activities.

The members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class A common stock. Additionally, all of the holders of profits interests in Molycorp Minerals, LLC, which were represented by incentive shares, contributed all of their incentive shares to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class B common stock. Accordingly, Molycorp, LLC and Molycorp Minerals, LLC became subsidiaries of Molycorp, Inc., which we refer to as the Corporate Reorganization. Following the Corporate Reorganization, Molycorp, LLC was merged with and into Molycorp Minerals, LLC. Immediately prior to the consummation of Molycorp, Inc.’s initial public offering, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock.

On April 1, 2011, we completed the acquisition of a 90.023% controlling stake in AS Silmet located in Sillamäe, Estonia, which is now known as Molycorp Silmet, one of only two rare earth processing facilities in Europe. On October 24, 2011, we acquired the remaining 9.977% ownership interest in Molycorp Silmet. This acquisition provides us with a European base of operations and significantly increases our annual capacity to produce REOs by approximately 3,000 mt. Molycorp Silmet sources rare earth feed stocks for production of its products primarily from our Molycorp Mountain Pass facility. The main focus of this acquired business is on the production of REOs and metals, including production of neodymium metal, a critical component in the manufacture of NdFeB permanent rare earth magnets.

On April 15, 2011, we acquired Santoku America, Inc., which is based in Tolleson, Arizona, and which is now known as MMA, the only producer of rare earth alloys in the United States. This acquisition provides us with access to certain intellectual property related to the development, processing and manufacturing of neodymium and samarium magnet alloy products.

On August 22, 2011, we opened an office in Tokyo, Japan to provide customer support as well as consulting and technical services to our customers in Japan.

On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of the Arrangement Agreement.

As a result of the Molycorp Canada Acquisition on June 11, 2012, management has temporarily organized the Company into four operating segments: Molycorp Mountain Pass; Molycorp Silmet; MMA; and Molycorp Canada. As the Company further integrates Molycorp Canada operations, management anticipates organizing the Company into different reportable segments in future periods.

Company Information

Our principal executive offices are located at: 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, our telephone number is (303) 843-8040 and our web site is http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Molycorp, Inc. and not to its consolidated subsidiaries.

Issuer	Molycorp, Inc., a Delaware corporation.

Securities	$300.0 million aggregate principal amount of % Convertible Senior Notes due 2017 (plus up to an additional $45.0 million aggregate principal amount solely to cover over-allotments).

Maturity	September 1, 2017, unless earlier repurchased, redeemed or converted.

Interest	% per year. Interest will accrue from August , 2012 and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights

Holders may convert their notes, in multiples of $1,000 principal amount, at their option at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes is initially              shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, in certain circumstances we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Trading symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “MCP.”

Redemption at our option

We may not redeem the notes prior to September 1, 2015. We may redeem for cash all or part of the notes, at our option, on any business day on or after September 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 40 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking

The notes will be our senior unsecured obligations and will rank:

•     senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•     equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•     effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•     structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of June 30, 2012, our total consolidated indebtedness was $1,147.8 million (without giving effect to the equity component of convertible debt or any debt discount), $650.0 million of which was secured indebtedness and $497.8 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, assuming that all of the debentures are repaid, our total consolidated indebtedness would have been $1,217.8 million (without giving effect to the equity component of convertible debt or any debt discount). See “Capitalization.”

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds

We estimate that the proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us.

We intend to use the net proceeds from this offering, along with any net proceeds we receive from the concurrent offering of our common stock, to fund operating expenses, working capital, capital expenditures and any other cash requirements for the remainder of 2012 and the first six months of 2013, including, without limitation, capital expenditures at our Mountain Pass facility and other capital projects, as well as other cash requirements, such as cash payments in August 2012 to certain holders of debentures due in connection with the exercise of certain buyout and conversion rights triggered by the change of control provisions contained in the underlying indenture. See “Use of Proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Consequences.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association.

Concurrent common stock offering

Concurrently with this offering, we are offering up to $288.0 million of our common stock, $150.0 million of which, assuming no exercise of the option to purchase additional shares granted to the underwriter in the concurrent offering (or up to an aggregate of $172.5 million of shares if the underwriter in the concurrent offering exercises its option to purchase additional shares in full), is being offered and sold by us (which shares we refer to as the “primary shares”) and up to $138.0 million of which (which shares we refer to as the “borrowed shares”) will be loaned by us to Morgan Stanley Capital Services LLC (which we refer to as the “share borrower”), an affiliate of Morgan Stanley & Co. LLC, the underwriter for the concurrent offering of our common stock, by means of a separate prospectus supplement and accompanying prospectus. The offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of the offering of the notes hereunder. However, the concurrent offering of the primary shares is not contingent upon the closing of either the notes offering pursuant to this prospectus supplement and the accompanying prospectus or the concurrent offering of the borrowed shares, and the offering of the notes hereunder and the concurrent offering of the borrowed shares are not contingent upon the closing of the concurrent offering of the primary shares. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We will not receive any proceeds from the sale of the borrowed shares in the concurrent offering, but we will receive from the share borrower a nominal lending fee for the use of those shares. We have been informed by the share borrower that it or its affiliates intend to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby may hedge their investments. The delivery of the notes is contingent upon the delivery of $138.0 million of borrowed shares. We expect to make delivery of such borrowed shares concurrently with the closing of this offering. See “Description of Share Lending Agreement” and “Underwriting.”

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables present Molycorp’s and Molycorp Canada’s summary unaudited pro forma condensed consolidated financial data. The unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed consolidated financial statements incorporated herein by reference to our Current Report on Form 8-K filed with the SEC on August 16, 2012 and June 7, 2012. The pro forma financial statements give effect to the issuance of our 10% senior secured notes due 2020 and related transactions and the Molycorp Canada Acquisition as if they occurred as of January 1, 2011 for statement of operations purposes. The summary unaudited pro forma financial data should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,	Year Ended December 31,
Statement of Operations Data	2012	2011
(In thousands)
Sales	$523,865	$1,196,876
Cost of goods sold(1)	(407,772)	(619,091)
Selling, general and administrative expense(2)	(90,544)	(145,945)
Depreciation, amortization and accretion expense	(24,774)	(51,363)
Operating income	775	380,477
Net (loss) income attributable to Molycorp stockholders	(63,466)	231,766
Interest expense, net	(37,047)	(78,922)

(1)	Cost of goods sold is inclusive of depreciation expense and includes write-downs of inventory to estimated net realizable value of $44.9 million and $4.4 million for the six months ended June 30, 2012 and year ended December 31, 2011, respectively. Cost of goods sold also includes zero and $2.3 million of work-in-process and stockpile inventory impairments for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively.
(2)	Includes stock-based compensation of $27.0 million and $11.7 million for the six months ended June 30, 2012 and year ended December 31, 2011, respectively, as well as expenses related to corporate development.

MOLYCORP SUMMARY CONSOLIDATED FINANCIAL DATA

Upon the formation of Molycorp, LLC on September 9, 2009, all members of Molycorp Minerals, LLC contributed their member interests to Molycorp, LLC in exchange for member interests in Molycorp, LLC. That exchange was treated as a reorganization of entities under common control and Molycorp Minerals, LLC is the predecessor to Molycorp, LLC. Accordingly, all financial information of Molycorp, LLC for periods prior to its formation is the historical financial information of Molycorp Minerals, LLC. Molycorp Minerals, LLC acquired the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation, on September 30, 2008.

The summary consolidated financial data as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 have been derived from Molycorp, Inc.’s audited consolidated financial statements and the related notes incorporated by reference into this prospectus. The summary consolidated financial data as of December 31, 2009 have been derived from Molycorp, Inc.’s audited financial statements as of December 31, 2009 and 2008 and for the period from June 12, 2008 (Inception) through December 31, 2008. The summary consolidated financial data as of June 30, 2011 have been derived from Molycorp, Inc.’s unaudited consolidated financial statements as of and for the period ended June 30, 2011. The summary consolidated financial data as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Molycorp, Inc. incorporated by reference into this prospectus and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of the full-year results.

Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc., and, as a result, Molycorp, LLC became a wholly-owned subsidiary of Molycorp, Inc. Accordingly, all financial information of Molycorp, Inc. for periods prior to the Corporate Reorganization is the historical financial information of Molycorp, LLC.

As a limited liability company, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Molycorp, Inc. is subject to federal and state income taxes and will file consolidated income tax returns. If the Corporate Reorganization had been effective as of January 1, 2009, our net loss of $28.6 million for the year ended December 31, 2009 would have generated an unaudited pro forma deferred income tax benefit of $11.3 million for the year ended December 31, 2009 assuming a combined federal and state statutory income tax rate. However, as realization of such tax benefit would not have been assured, we would have also established a valuation allowance of $11.3 million to eliminate such pro forma tax benefit.

The financial data for all periods prior to April 15, 2010 give retroactive effect to the Corporate Reorganization as if it had occurred on June 12, 2008.

On April 1, 2011, we completed the acquisition of a 90.023% controlling stake in Molycorp Silmet located in Sillamäe, Estonia, one of only two rare earth processing facilities in Europe. On October 24, 2011, we acquired the remaining 9.977% ownership interest in Molycorp Silmet.

On April 15, 2011, we acquired MMA, which is based in Tolleson, Arizona, the only producer of rare earth alloys in the United States.

On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of the Arrangement Agreement.

The summary consolidated financial data set forth below should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,			June 12, 2008 (Inception) through December 31,
Statement of Operations Data	2012	2011	2011	2010	2009	2008
(In thousands, except share, per share data and ratios)
Sales	$189,047	$125,876	$396,831	$35,157	$7,093	$2,137
Cost of goods sold(1)	(162,093)	(59,600)	(177,890)	(37,591)	(21,785)	(13,027)
Selling, general and administrative expense(2)	(47,253)	(19,175)	(50,161)	(45,175)	(11,163)	(2,579)
Corporate development	(18,305)	(3,317)	(5,912)	—	—	—
Depreciation, amortization and accretion expense	(2,637)	(840)	(1,688)	(1,231)	(1,197)	(269)
Research and development	(9,699)	(3,017)	(8,314)	(2,338)	(1,522)	(400)
Operating (loss) income	(50,940)	39,927	152,866	(51,178)	(28,574)	(14,138)
Net (loss) income attributable to Molycorp stockholders	$(71,082)	$45,589	$117,526	$(50,774)	$(28,587)	$(14,074)
Weighted average shares outstanding (common shares)(3)
Basic	93,090,872	83,054,811	83,454,221	62,332,054	39,526,568	38,829,225
Diluted	93,090,872	83,339,566	85,220,017	62,332,054	39,526,568	38,829,225
Income (loss):
Basic	$(0.82)	$0.50	$1.29	$(0.81)	$(0.72)	$(0.36)
Ratio of earnings to fixed charges(4)	—		17.1x	—	—	—

	June 30,		December 31,
Balance Sheet Data	2012	2011	2011	2010	2009
(In thousands)
Cash and cash equivalents	$369,262	$680,282	$418,855	$316,430	$6,929
Total current assets	912,979	810,106	639,044	353,432	18,520
Total assets	3,159,228	1,141,666	1,255,125	479,560	97,666
Total non-current liabilities	1,058,583	208,061	231,272	12,335	13,528
Total liabilities	1,696,197	315,573	409,895	33,047	23,051
Stockholders’ equity	1,463,031	826,093	845,230	446,513	74,615

(1)	Cost of goods sold for the six months ended June 30, 2012 and 2011, inclusive of depreciation expense and includes write-downs of work-in-process inventory of zero and $2.3 million based on estimated REOs quantities, respectively, and $26.1 million and $0.6 million due to production costs in excess of net realizable value, respectively.

Cost of goods sold is inclusive of depreciation expense and includes write-downs of inventory to estimated net realizable value of $2.8 million, $2.5 million and $9.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Cost of goods sold for the year ended December 31, 2010 also includes a $1.0 million write-down of bastnasite stockpile inventory based on estimated stockpile REOs quantities. Cost of goods sold for the years ended December 31, 2010 and 2011 also includes $1.7 million and $2.3 million includes write-downs of work-in-process inventory based on estimated REOs quantities, respectively.

(2)	Includes stock-based compensation of $1.9 million and $3.4 million for the six months ended June 30, 2012 and 2011, respectively, and $4.5 million in 2011, $28.7 million in 2010 and $0.2 million in 2009.
(3)	Weighted average shares outstanding gives retroactive effect to the Corporate Reorganization, the conversion of all of our Class A common stock and Class B common stock into shares of common stock and the consummation of our initial public offering, and the 38.23435373-for-one stock split completed by Molycorp, Inc. on July 9, 2010 as if such events had occurred on June 12, 2008.
(4)	Fixed charges are equal to interest expense, plus the portion of rent expense estimated to represent interest. Total earnings for the period from June 12, 2008 (Inception) through December 31, 2008, for the years ended December 31, 2009 and December 31, 2010 and for the six months ended June 30, 2012 were insufficient to cover fixed charges by $14.1 million, $28.6 million, $50.8 million and $99.4 million, respectively. The insufficient earnings were primarily due to our net operating losses for each of the periods presented. Accordingly, such ratios are not presented.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks regarding the notes and this offering, as well as the risk factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which was filed with the SEC and incorporated herein by reference in their entirety, including, without limitation, those risk factors relating to our liquidity, debt financing and current economic conditions, as well as other information in this prospectus supplement and in any other documents incorporated into this prospectus by reference, before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition and results of operations, and could result in a complete loss of your investment. This prospectus supplement and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Debt

Our substantial debt upon consummation of this offering could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have substantial debt and we will incur additional debt upon consummation of this offering and, as a result, we have significant debt service obligations. As of June 30, 2012, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, assuming that all the debentures are repaid, on a pro forma basis, we would have had outstanding total consolidated indebtedness of approximately $1,217.8 million (without giving effect to the equity component of convertible debt or any debt discount). Our substantial debt could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy our financial obligations under the notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit the ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Restrictive covenants in the senior secured indenture governing our senior secured notes and the agreements governing our other indebtedness will restrict our ability to operate our business.

The senior secured indenture governing our senior secured notes contains, and agreements governing indebtedness we may incur in the future may contain, covenants that restrict our ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities or sell all or substantially all of our assets. Additionally, any asset-based credit facility may require us to maintain certain financial ratios. A breach of any of these covenants could result in a default thereunder, which could allow the lenders to declare all amounts outstanding under the applicable debt immediately due and payable. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

Risks Related to the Molycorp Canada Acquisition

Failure to successfully and efficiently integrate Molycorp Canada into our operations may adversely affect our operations and financial condition.

The integration of Molycorp Canada into our operations is a significant undertaking and requires significant attention from our management team. The Molycorp Canada Acquisition involves the integration of two companies that previously operated independently and the unique business cultures of the two companies may prove to be incompatible. This integration is a complex, costly and time-consuming process, and we cannot assure you that this process will be successful. In addition, the integration of Molycorp Canada into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute, and we cannot guaranty or accurately estimate these costs at this time. Additional integration challenges include, among other things:

•	managing a larger company than before completion of this acquisition;

•	retaining existing employees;

•	the possibility of faulty assumptions underlying our expectations for the integration process;

•	incorporating new facilities into our business operations;

•	coordinating sales and delivery functions;

•	integrating logistics, information, communication and other systems;

•	maintaining our standards, controls, procedures and policies; and

•	unforeseen expenses, liabilities or delays associated with the Molycorp Canada Acquisition.

We may not achieve the benefits we expect from the acquisition if we are unable to successfully overcome these integration challenges.

We may not realize the growth opportunities and cost synergies that are anticipated from the Molycorp Canada Acquisition.

The benefits we expect to achieve as a result of the Molycorp Canada acquisition will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Molycorp Canada’s business and operations with our business and operations. Even if we are able to integrate our business with Molycorp Canada’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with Molycorp Canada’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our financial assumptions to be inaccurate.

Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.

The pro forma condensed consolidated financial information incorporated by reference in this prospectus supplement is constructed from the separate financial statements of us and Molycorp Canada and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma condensed consolidated financial information incorporated by reference in this prospectus supplement is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information incorporated by reference in this prospectus supplement may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Risks Related to Our Business

The production of rare earth products is a capital-intensive business and our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility will require the commitment of substantial resources. Any unanticipated costs or delays associated with our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility could have a material adverse effect on our financial condition or results of operations.

Our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility require the commitment of substantial resources for operating expenses and capital expenditures. We currently expect to incur total capital expenditures of approximately $895.0 million for the EPC portion of Project Phoenix Phase 1 and Project Phoenix Phase 2. This estimate does not include corporate, selling, general and administrative expenses and capitalized interest. Also, the $895.0 million excludes start-up costs and other expenditures we will incur to upgrade some of the existing infrastructure at our Molycorp Mountain Pass facility that are not included in the budget of $895.0 million approved by our Board of Directors, or Board, specifically for the construction of Project Phoenix. Capital expenditures for other capital projects related to operations at Molycorp Mountain Pass are expected to total approximately $138.0 million. These estimates do not include certain other capitalizable costs such as preliminary engineering, insurance, permitting, contracting and other legal costs, post-construction and plant costs, and capitalized interest. We are also incurring other administrative expenses related to the construction of Project Phoenix Phase 1 and Project Phoenix Phase 2. Our capital expenditures for Project Phoenix Phase 1 and Project Phoenix Phase 2 and other capital projects related to operations at Molycorp Mountain Pass, totaled $226.0 million and $66.5 million for the three months ended June 30, 2012 and 2011, respectively, and $479.6 million and $106.0 million for the six months ended June 30, 2012 and 2011, respectively. These amounts are on an accrual basis and exclude capitalized interest.

We have encountered cost pressures on Project Phoenix Phase 1 and Project Phoenix Phase 2. Our project manager’s forecasting model, which uses existing productivity, has indicated that capital expenditures for Project Phoenix would increase by approximately 20% from the budgeted amounts absent mitigating efforts (including changes in productivity, changes in scope of certain construction and savings in certain processes). However, we immediately implemented measures, including productivity improvements such as shorter shifts, to mitigate the adverse cost trends, which have allowed us to maintain our budget at $895.0 million for the EPC portion of Project Phoenix Phase 1 and Project Phoenix Phase 2. We are continuing to re-evaluate the impact of these cost pressures on the budget, and we will incur additional costs if our mitigation measures are not successful. In addition, our estimated expenses may increase as consultants, personnel and equipment associated with advancing development and commercial production are added. The progress of our modernization and expansion efforts at our Molycorp Mountain Pass facility and the amounts and timing of expenditures will depend in part on the following:

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the replacement of a significant portion of the existing process, plant and equipment that consists of aging or outdated facilities and equipment, retooling and development and the preparation of the mine pit for renewed production of ore;

•	maintaining required federal, state and local permits;

•	the results of consultants’ analysis and recommendations;

•	negotiating contracts for equipment, earthwork, construction, equipment installation, labor and completing infrastructure and construction work;

•	negotiating sales and off-take contracts for our planned production;

•	the execution of any joint venture agreements or similar arrangements with strategic partners; and

•	other factors, many of which are beyond our control.

Most of these activities require significant lead times and must be advanced concurrently. Any unanticipated costs or delays associated with our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility could have a material adverse effect on our financial condition or results of operations and could require us to seek additional capital, which may not be available on commercially acceptable terms or at all.

We may be unsuccessful in raising the necessary capital to execute our current business plan.

Under our current business plan, we intend to spend approximately $895.0 million in the aggregate, excluding the expenses discussed above, on capital expenditures for the EPC portion of Project Phoenix Phase 1 and Project Phoenix Phase 2. The $895.0 million includes an additional $114.0 million in acceleration costs approved by the Board in October 2011. We are currently encountering cost pressures on Project Phoenix Phase

1 and Project Phoenix Phase 2 and have initiated measures to mitigate certain adverse cost trends. While we are continuing to re-evaluate the impact on the budget, we will incur additional costs if our mitigation measures are not successful.

We expect to finance these capital expenditures, our selling, general and administrative expenses, as well as our working capital requirements with our cash on hand and anticipated cash flows from operations, combined with additional debt financing and project financing, as well as the net proceeds from this offering and the concurrent equity offering. We cannot assure you that our operating cash flow will be as expected. We have no commitments for such additional financing and can provide no assurances that we will be able to obtain it on acceptable terms or at all. There can be no assurance that we will be successful in raising the incremental capital needed to fully execute our business plan on terms acceptable to us, or at all.

We have limited sources of revenue from our operations, and in order to modernize and expand our Molycorp Mountain Pass facility, we may need to obtain further debt and/or equity financing in addition to or in place of the potential financing arrangements identified above.

The actual amount of capital required for the expansion and modernization of our Molycorp Mountain Pass facility may vary materially from our current estimates, in which case we would need to raise additional funds, which may delay completion and have a material adverse effect on our business and financial condition.

The anticipated funding required to complete the expansion and modernization of our Molycorp Mountain Pass facility, including Project Phoenix Phase 2, is based on certain estimates and assumptions we have made about the additional facilities, equipment, labor, permits and other factors required to complete the project. If any of these estimates or assumptions change, the actual timing and amount of capital required to complete Project Phoenix Phase 1 and Project Phoenix Phase 2 may vary materially from what we anticipate. Additional funds may be required in the event of significant departures from our current expansion and modernization plan, unforeseen delays, cost overruns, engineering design changes or other unanticipated expenses. There can be no assurance that additional financing will be available to us, or, if available, that it can be obtained on a timely basis and on commercially acceptable terms.

There is no assurance that we will be able to successfully implement Project Phoenix Phase 1 and Project Phoenix Phase 2 within our current timetable, that the actual costs of the capacity expansion will not exceed our current estimated costs or that we will be able to secure off-take agreements for the incremental production capacity, and we cannot provide any assurance as to the actual operating costs once we have completed the capacity expansion.

Our Board approved Project Phoenix Phase 2 in January 2011. We expect to have an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 at our Molycorp Mountain Pass facility, or approximately double the amount we expect to be able to produce upon completion of Project Phoenix Phase 1, if customer demand warrants. We have commenced work on Project Phoenix Phase 2 as we are working on Project Phoenix Phase 1, and there is no assurance that our work on Project Phoenix Phase 2 will not interfere with our completion of Project Phoenix Phase 1. In certain cases, including separations and power, we will need to install additional capacity. Because we will have expenditures on Project Phoenix Phase 2 before completion of Project Phoenix Phase 1, any funding insufficiency for the capacity expansion could also impact completion of our initial plan.

We are currently encountering cost pressures on Project Phoenix Phase 1 and Project Phoenix Phase 2 and have initiated measures to mitigate certain adverse cost trends. Our total estimate of capital expenditures of $895.0 million, excluding the expenses discussed above, for the completion of Project Phoenix Phase 1 and Project Phoenix Phase 2 has not been independently reviewed, and actual costs could vary significantly. There is no assurance that we will be able to secure additional funding that may be required to complete Project Phoenix Phase 2 on terms acceptable to us or at all.

We do not believe we will need to obtain additional permits for Project Phoenix Phase 1 or Project Phoenix Phase 2, other than air and certain building permits and the modification of existing permits after 2021 in connection with the expansion of the pit boundary at our Molycorp Mountain Pass facility. However there is no assurance that we will not in the future learn of permits that we will be required to obtain or existing permits that we will be required to modify.

We have not yet performed a detailed study of expected operating costs for Project Phoenix Phase 2, and we have not yet commissioned SRK Consulting or any other expert to prepare an external model or study of operating costs. While we have not identified any reason to believe that there will be any per unit increase in operating costs under Project Phoenix Phase 2 as compared to Project Phoenix Phase 1 (assuming we are able to sell all of our capacity under Project Phoenix Phase 1), we cannot provide any assurances as to the actual operating costs, and such costs could be higher. In addition, we have not secured off-take commitments for the incremental production from Project Phoenix Phase 2, and we cannot assure that we will secure such commitments.

Any failure to successfully implement Project Phoenix Phase 1 or Project Phoenix Phase 2 due to insufficient funding, delays or unanticipated costs, or to realize the anticipated benefits of Project Phoenix Phase 1 or Project Phoenix Phase 2, including securing off-take commitments for the incremental production, could have a material adverse effect on our business, financial condition and results of operations.

Our growth depends in large part on the modernization and expansion of our Molycorp Mountain Pass facility, which is our only rare earth mining facility.

Our only rare earth mining facility at this time is our Molycorp Mountain Pass facility. Our continued viability is based on successfully implementing our strategy, including completion of Project Phoenix Phase 1 and Project Phoenix Phase 2 in accordance with our expected timeframe. The deterioration or destruction of any part of our Molycorp Mountain Pass facility may significantly hinder our ability to reach or maintain full planned production rates within the expected time frame or at all. If we are unsuccessful in reaching and maintaining full planned production rates for REOs at our Molycorp Mountain Pass facility, within expected time frames or at all, we may not be able to build a sustainable or profitable business.

We may not successfully establish or maintain collaborative, joint venture and licensing arrangements, or establish new ones, which could adversely affect our ability to develop and commercialize our rare earth products.

A key element of our business strategy is to utilize vertical integration through further downstream processing of our REOs into rare earth metal alloys and finished magnets for clean-energy, high-technology and defense applications. Our acquisitions of Molycorp Silmet and MMA, our joint venture agreement with Mitsubishi and Daido, and the Molycorp Canada Acquisition reflect this strategy. To implement this “mine-to-magnets” vertical integration successfully, we may need to form other joint ventures with existing magnet producers for the final production of finished rare earth magnets. In addition, other licenses that may be necessary for some of these downstream processing steps have not yet been obtained. Any failure to establish or maintain collaborative, joint venture or licensing arrangements for the production of downstream products on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize downstream rare earth products.

We may not be able to convert existing letters of intent with customers for the sale of REOs products into binding contracts, or meet the conditions necessary for customers to commence purchasing under existing contracts, which may have a material adverse effect on our financial position and results of operations.

We are working to establish stable revenue streams for the rare earth minerals and products we manufacture at our Molycorp Mountain Pass, Molycorp Silmet and MMA facilities. Pursuant to a contract with one of our largest customers, we are supplying a significant amount of our REOs, primarily lanthanum concentrate, through mid-2012 at market-based prices subject to a ceiling based on market prices at June 1, 2010, and a floor. This contract was amended effective July 1, 2011 to increase the price ceiling. Under a second contract, we agreed to supply this same customer with approximately 75% of our lanthanum product production per year, following completion of Project Phoenix Phase 1 at market-based prices, subject to a floor, for a three-year period commencing upon the achievement of expected annual production rates under Project Phoenix Phase 1, which may be extended at the customer’s option for an additional three-year period. In February 2012, this same customer exercised a volume reduction right that lowers its purchase obligation for lanthanum products from approximately 75% to approximately 58% of our lanthanum production per year, following completion of Project Phoenix Phase 1. Accordingly, we intend to secure other customer contracts for our lanthanum products in replacement of the volume reduction from our current customer. As of June 30, 2012, we had written agreements with customers covering 52% of our expected Project Phoenix Phase 1 production, and have allocated an additional 20% to production of XSORBX, for a total of 72% of the 19,050 mt of REOs that we intend to produce annually under Project Phoenix Phase 1 at our Molycorp Mountain Pass facility. The lanthanum contract volume reduction described above represents approximately 6% of our expected Project Phoenix Phase 1 production. Prior to commencing full production, we intend to enter into other short-term sales contracts and into long-term sales contracts with existing and new customers for amounts not in excess of our actual planned production under Project Phoenix Phase 1 and Project Phoenix Phase 2, respectively. However, there can be no assurance that these customers will enter into binding sales contracts for the same amount of REOs products as in the letters of intent, or at all, or that we will secure off-take commitments for the incremental capacity provided by our capacity expansion plan. The failure to enter into binding contracts, or the failure to meet the conditions necessary for customers to commence purchasing under existing agreements, may have a material adverse effect on our financial position and results of operations.

We rely on a limited number of customers for a significant portion of our revenue, and the loss of significant customers, or significant changes in prices or other terms with significant customers could have a material adverse effect on our and Molycorp Canada’s business, results of operations and financial condition.

There is a limited market for certain products we produce and we depend on a limited number of customers for a significant portion of our consolidated annual sales.

Molycorp Mountain Pass’ sales to Hitachi Metals, Ltd. in 2011 accounted for approximately 23% of consolidated sales. Molycorp Mountain Pass’ sales to four of its customers, net of intercompany sales, represented in total approximately 77% of Molycorp Mountain Pass’s sales in 2011.

Sales to three of Molycorp Silmet’s customers from April 1, 2011 (the acquisition date) to December 31, 2011, represented in total approximately 45% of Molycorp Silmet’s sales for that period.

MMA’s sales to one of its customers for the three and six months ended June 30, 2012, were $9.1 million and $24.7 million, respectively, or approximately 9% and 13% of our consolidated sales, respectively, and approximately 71% and 78% of MMA’s sales for that period, respectively.

MMA’s sales to one of its customers for the period from April 15, 2011 to June 30, 2011, were $7.3 million, or approximately 7% of our consolidated sales, and approximately 71% of MMA’s sales.

If our total sales to these customers are reduced or if the prices we realize from these customers are reduced before we are able to reduce costs, our operating results would likely be materially adversely affected. Consequently, significant changes in volume, prices or other terms with these customers could have a material adverse effect on our business, results of operations and financial condition. For example, our results in the second quarter of 2012 were adversely affected as one of our largest customers temporarily ceased purchasing certain higher-priced alloys due to such customer’s excess inventory (which we expect to continue through third quarter). We instead will deliver these alloys to Molycorp Canada at a lower price.

Molycorp Magnequench sells directly to customers and through distributors. Sales to Molycorp Magnequench’s three largest customers represented approximately 46% of Molycorp Magnequench’s sales in 2011. The loss of a key customer could have a material adverse effect on Molycorp Magnequench’s future performance. The loss of Molycorp Canada’s principal Asian distributor would increase working capital requirements.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.

Because our sole source of revenue is the sale of rare earth minerals and products, changes in demand for, and the market price of, rare earth minerals and products could significantly affect our profitability. The value and price of our common and preferred stock and our financial results may be adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

As a result of the global economic crisis, rare earth product prices declined by approximately 50% between 2008 and the end of the third quarter of 2009. Similarly, there can be no assurance that the increases in market prices, as seen during 2010 and most of 2011, will be sustained in future periods. Average prices for lanthanum oxide and cerium oxide have decreased by approximately 80% from their peak in July 2011 due, in part, to a reduction in reported speculative buying of rare earth materials in China, flooding in Thailand leading to slower production in Asia and a global economic slowdown. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REOs production operations, impair asset values and reduce our proven and probable rare earth ore reserves.

Demand for our products may be impacted by demand for downstream products incorporating rare earths, including hybrid and electric vehicles, wind power equipment and other clean technology products, as well as demand in the general automotive and electronic industries. Lack of growth in these markets may adversely affect the demand for our products, which would have a material adverse effect on our business and results of operations.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices, as well as real or perceived disruptions in the supply of rare earth minerals, also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties. For example, automobile manufacturers have recently announced plans to develop motors for electric and hybrid cars that do not require rare earth metals due to concerns about the available supply of rare earths. If the automobile industry or other industries reduce their reliance on rare earth products, the resulting change in demand could have a material adverse effect on our business.

Conditions in the rare earth industry have been, and may continue to be, extremely volatile, which could have a material impact on our company.

Conditions in the rare earth industry have been extremely volatile, and prices, as well as supply and demand, have been significantly impacted by a number of factors, principally changes in economic conditions and demand for rare earth materials and changes, or perceived changes, in Chinese quotas for export of rare earth materials. As a result of the global economic crisis, rare earth product prices declined by approximately 50% between 2008 and the end of the third quarter of 2009. According to Metal-Pages, from the beginning of the fourth quarter of 2009 through the end of 2011, average prices for rare earths have risen by approximately 1,100%. Furthermore, over the same period, average prices for some of the most common rare earths (cerium oxide, lanthanum oxide, neodymium oxide, and praseodymium oxide) have risen by more than 1,000%. Average prices for lanthanum oxide and cerium oxide decreased by approximately 50% during the second half of 2011 due, in part, to a reduction in reported speculative buying of rare earth materials in China, flooding in Thailand leading to slower production in Asia and a global economic slowdown. Prices remain at lower levels to date in 2012. If conditions in our industry remain volatile, our stock price may continue to exhibit volatility as well. In particular, if prices or demand for rare earths were to decline, our stock price would likely decline, and this could also impair our ability to obtain remaining capital needed for Project Phoenix Phase 1 and Project Phoenix Phase 2 and our ability to find purchasers for our products at prices acceptable to us.

We face a variety of risks associated with acquiring and integrating new business operations that could have a significant negative impact on our business, financial condition and results of operations.

In 2011, we acquired Molycorp Silmet in order to increase our production capacity for REOs and rare earth metals, and acquired MMA in order to provide us with the capability to immediately begin manufacturing and selling rare earth alloys for the production of NdFeB and samarium cobalt, or SmCo, magnets, as well as a variety of other specialty alloys and products. We may in the future pursue other strategic acquisitions that we believe would expand our product offerings and capabilities or complement our business. We have limited experience making such acquisitions. Any acquisition that we make will be accompanied by the risks commonly encountered in acquisitions of businesses. The process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. We may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise. We may incur costs necessary to reorganize, expand or otherwise modify existing operations to meet future production needs, and we may also incur closure, demolition and carrying costs for portions of properties, for which we have no operational uses. We may also have difficulty maintaining uniform standards, policies and controls across the organization. The process of integrating acquired businesses may also result in a diversion of management’s attention and cause an interruption of, or loss of momentum in, our activities. Additionally, any acquisition that we make may result in the assumption of material liabilities. Businesses and properties we acquire may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. The costs and liabilities associated with known risks may be greater than expected, and we may assume unknown liabilities, either of which could have a material adverse effect on our business, financial condition and results of operations. Foreign acquisitions involve risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. As a result of these risks, the anticipated benefits of these acquisitions may not be fully realized, if at all, and the acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Our business will be adversely affected if we do not successfully implement new processing technologies and capabilities.

Our processing technologies and capabilities are key components of our competitive strengths and are expected to contribute to low operating costs and increasing the life of the ore body at our Molycorp Mountain

Pass facility. In the second quarter of 2010, we began to process bastnasite concentrate from our stockpiles in an effort to significantly improve these technologies and capabilities and optimize recovery rates. Although this effort has been successful at pilot-scale level with over 95% recovery, we may not be able to scale the new technology and recovery rates to commercial levels, or may not be able to do so by the end of 2012, as planned. We are also working to optimize other steps in our production process. Any failure may affect our ability to achieve the expected benefits of the new technologies and may have a material adverse effect on our financial condition or results of operations.

Markets for Molycorp Canada’s rare earths, zirconium or other minor metal-based products are highly competitive and characterized by rapid technological change. Molycorp Canada’s future successes depend upon its ability to continue to provide products that achieve market acceptance. As technologies develop, substitutes may be developed for Molycorp Canada’s products that may have an adverse impact on the marketability of Molycorp Canada’s products. Since Molycorp Canada specializes in a limited number of products, there is a risk that their replacement by other products may have a material adverse impact on Molycorp Canada’s sales.

We operate in a highly competitive industry.

The rare earths mining and processing markets are capital intensive and competitive. Our Chinese competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities. Additionally, the Chinese producers have historically been able to produce at relatively low costs due to domestic economic factors. Even upon successful implementation of the new processing technologies and capabilities at our Molycorp Mountain Pass facility, if we are not able to achieve anticipated costs of production, then any strategic advantages that our competitors may have over us, such as lower labor costs, could have a material adverse effect on our business.

The success of our business will depend, in part, on the establishment of new uses and markets for rare earth products.

The success of our business will depend, in part, on the establishment of new markets by us or third parties for certain rare earth products that may be in low demand. Although we are developing rare earth products for use in NdFeB magnets, which are used in critical existing and emerging technologies, such as hybrid and electric vehicles, wind power turbines and compact fluorescent lighting, the success of our business depends on creating new markets and successfully commercializing rare earth products in existing and emerging markets. Any unexpected costs or delays in the commercialization of any of the foregoing products and applications could have a material adverse effect on our financial condition or results of operations.

An increase in the global supply of rare earth products, dumping and predatory pricing by our competitors may materially adversely affect our profitability.

The pricing and demand for our products is affected by a number of factors beyond our control, including growth of economic development and the global supply and demand for REOs products. According to IMCOA, it is estimated that China accounted for approximately 94% of global REOs production in 2011. China also dominates the manufacture of metals and NdFeB magnets from rare earths, a capacity that is not currently found in the United States. Once we reach full planned production rates for REOs and other planned downstream products, the increased competition may lead our competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations and increased competition may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Changes in China’s export policy may adversely affect our financial condition and results of operations.

In 1999, the government of China introduced an export quota system for the rare earth industry. The Chinese government heightened international supply concerns beginning in August 2009 when China’s Interior

Ministry first signaled that it would further restrict exports of Chinese rare earth resources. Citing the importance of REE availability to internal industries and the desire to conserve resources, the Chinese government has announced export quotas, increased export tariffs and introduced a “mining quotas policy” that, in addition to imposing export quotas and export tariffs, also imposes production quotas and limits the issuance of new licenses for rare earth exploration. According to IMCOA, China’s export quotas have decreased from approximately 65,000 mt of REOs in 2005 to approximately 30,184 mt of REOs in 2011. In 2008, China imposed export taxes of up to 25% on selected REOs (primarily heavy REOs) and up to 15% for all other REOs (primarily light REOs).

On March 13, 2012, the United States, the European Union and Japan filed a complaint with the World Trade Organization over the Chinese export policy on REOs. If this challenge to the Chinese export policy is successful, there could be increased supply in the world market for REOs, which could cause the price of REOs to decrease. If the price of REOs decreases, our financial condition and results of operations could be adversely affected.

Molycorp Canada has operations in China and its ability to export is subject to certain quotas based on its export history and export value. Historically, Molycorp Canada has been able to secure sufficient quotas to meet its demands. Molycorp Canada’s Zibo Jia Hua Advanced Material Resources Co., Ltd., or ZAMR, facility is waiting for an environmental permit before it can use its 2012 export quota. Recent policy changes by the Chinese Ministry of Foreign Commerce, or MOFCOM, have resulted in the total award of export grants being less than the international demand for REEs. This shortfall has created market uncertainty and while export prices have risen dramatically, there are no guarantees that the current pricing environment will continue or that MOFCOM will not change its current policy. Any further changes to the quota grants or policy could have a material impact on the results of Molycorp Canada.

Power shortages at our Molycorp Mountain Pass facility may temporarily delay mining and processing operations and increase costs, which may materially adversely impact our business.

Due to its position on the regional electric grid, our Molycorp Mountain Pass facility faces occasional power shortages during peak periods. Instability in electrical supply in past years has caused sporadic outages and brownouts and higher costs. Such outages and brownouts have had a negative impact on production. We are currently installing a natural gas powered co-generation power plant as part of our modernization and expansion of our Molycorp Mountain Pass facility to reduce energy costs at our Molycorp Mountain Pass facility as well as minimize or eliminate our reliance on the regional electric power grid. If the installation of the co-generation power plant is significantly delayed, we will remain subject to the effects of occasional power outages and brownouts and could experience temporary interruptions of mining and processing operations. We then may be unable to fill customer orders in a timely manner and may be subject to higher power costs at our Molycorp Mountain Pass facility. As a result, our revenue could be adversely impacted and our relationships with our customers could suffer, adversely impacting our ability to generate future revenue. In addition, if power to our Molycorp Mountain Pass facility is disrupted during certain phases of our REOs extraction process, we may incur significant expenses that may adversely affect our business.

Increasing costs or limited access to raw materials may adversely affect our profitability.

We use significant amounts of hydrochloric acid and sodium hydroxide as chemicals to process REOs. We ultimately intend to produce our own hydrochloric acid and sodium hydroxide at our Molycorp Mountain Pass facility. The technology we are developing to internally produce hydrochloric acid and sodium hydroxide has not yet been implemented at our Molycorp Mountain Pass facility. Accordingly, we purchase hydrochloric acid and sodium hydroxide in the open market and, as a result, we could be subject to significant volatility in the cost or availability of these chemicals. We may not be able to pass increased prices for these chemicals through to our customers in the form of price increases. A significant increase in the price, or decrease in the availability, of these chemicals before we produce them on site could materially increase our operating costs and adversely affect our profit margins from quarter to quarter.

Molycorp Canada is vulnerable to any volatility in the prices of raw materials because it does not currently have long-term supply contracts. The Chinese government is aggressively monitoring and regulating rare earth mining operations. In some cases, it is shutting down or curtailing illegal or environmentally damaging mining activities. This could have an adverse impact on rare earth raw material supply. Although we believe there is an adequate supply of rare earth feedstock for Molycorp Canada’s processing facilities, there is no assurance that the prices of such rare earth feedstock will not rise dramatically, in which case the increased cost of production may have a material adverse effect on the profit margins of Molycorp Canada. Such rises in the prices of rare earth feedstock may be offset by increasing the prices of Molycorp Canada’s rare earth related products; however, there is no assurance that the market will bear such price increases and even if the market will bear such increases, the Molycorp Magnequench business will have an increased cost of production since rare earths are a primary raw material. In addition, if market prices for Performance Materials’ rare earth and zirconium products decline, there is no assurance that raw material prices will decline sufficiently or in tandem to offset the decline in selling prices. The above could have a material effect on Molycorp Canada’s profit margins. Molycorp Canada is also dependent on being able to secure an adequate supply of gallium, indium or rhenium bearing scrap at economic prices, to maintain and grow its recycling business.

Fluctuations in transportation costs or disruptions in transportation services could increase competition or impair our ability to supply rare earth minerals or products to our customers, which could adversely affect our results of operations.

We transport cerium, lanthanum, neodymium, praseodymium and didymium oxide products from our Molycorp Mountain Pass facility to our Molycorp Silmet and MMA facilities where we produce rare earth metals and alloys. Finding affordable and dependable transportation is important because it allows us to supply customers, third parties under tolling agreements and our operating facilities around the world. Labor disputes, derailments, adverse weather conditions or other environmental events and changes to rail or ocean freight systems could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.

We must process REOs to exacting specifications in order to provide customers with a consistently high quality product. An inability to perfect the mineral extraction process to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations.

We process REOs to meet customer needs and specifications and to provide customers with a consistently high quality product and a purity higher than previously achieved in prior mining operations at our Molycorp Mountain Pass facility. An inability to perfect the mineral extraction process to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations. In addition, customer needs and specifications may change with time. Any delay or failure in developing processes to meet changing customer needs and specifications may have a material adverse effect on our financial condition or results of operations.

Diminished access to water may adversely affect our operations.

Processing of REOs at our Molycorp Mountain Pass facility requires significant amounts of water. The technology we are developing at our Molycorp Mountain Pass facility to significantly reduce our need for fresh water, including the proprietary production of our own hydrochloric acid and sodium hydroxide from waste water at our own chlor-alkali plant, has not yet been constructed. Any decrease or disruption in our available water supply until this technology is successfully developed may have a material adverse effect on our operations and our financial condition or results of operations.

Inaccuracies in our estimates of REOs reserves and resource deposits could result in lower than expected revenues and higher than expected costs.

We base our REOs reserve and resource estimates on engineering, economic and geological data assembled and analyzed by outside firms, which are reviewed by our engineers and geologists. Ore reserve estimates, however, are necessarily imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of REOs reserves and non-reserve REOs deposits and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable REOs reserves necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results, such as:

•	geological and mining conditions and/or effects from prior mining that may not be fully identified by available data or that may differ from experience;

•	assumptions concerning future prices of rare earth products, operating costs, mining technology improvements, development costs and reclamation costs; and

•	assumptions concerning future effects of regulation, including the issuance of required permits and taxes by governmental agencies.

In April 2012, we revised our reserve estimate. While our probable reserves increased, our proven reserves decreased significantly. Any inaccuracy in our estimates related to our REOs reserves and non-reserve REOs deposits could result in lower than expected revenues and higher than expected costs or a shortened estimated life for the mine at our Molycorp Mountain Pass facility.

Period-to-period conversion of probable rare earth ore reserves to proven ore reserves may result in increases or decreases to the total reported amount of ore reserves. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually. Conversion rates are affected by a number of factors, including geological variability, applicable mining methods and changes in safe mining practices, economic considerations and new regulatory requirements.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations.

As of June 30, 2012, 206 employees at our Molycorp Mountain Pass facility were covered by a collective bargaining agreement with the United Steelworkers of America that expires in March 2015. Also as of June 30, 2012, 176 employees at our Molycorp Silmet facility were unionized employees. A work stoppage at either or both our Molycorp Mountain Pass or Molycorp Silmet facilities could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations.

A shortage of skilled technicians and engineers may further increase operating costs, which may materially adversely affect our results of operations.

Efficient production of rare earth products using modern techniques and equipment requires skilled technicians and engineers. In addition, our expansion efforts will significantly increase the number of skilled technicians and engineers required to successfully operate our business. In the event that we are unable to hire and train the necessary number of skilled technicians and engineers, there could be an adverse impact on our labor costs and our ability to reach full planned production levels in a timely manner, which could have a material adverse effect on our results of operations.

We depend on key personnel for the success of our business.

We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or a key employee could have an adverse effect on our business. We may not be able to locate, attract or employ on acceptable terms qualified replacements for senior management or other key employees if their services are no longer available.

Because of the dangers involved in the mining of minerals and the manufacture of mineral products, there is a risk that we may incur liability or damages as we conduct our business.

The mining of minerals and the manufacture of mineral products involves numerous hazards, including:

•	unusual and unexpected rock formations affecting ore or wall rock characteristics;

•	ground or slope failures;

•	environmental hazards;

•	industrial accidents;

•	processing problems;

•	periodic interruptions due to inclement or hazardous weather conditions or other acts of God; and

•	mechanical equipment failure and facility performance problems.

Although we maintain insurance to address certain risks involved in our business, such as coverage for pollution liability, property damage, business interruption and workers’ compensation, there can be no assurance that we will be able to maintain insurance to cover these risks at economically feasible premiums. Additionally, we cannot be certain that all claims we may make under our insurance policies will be deemed to be within the scope of, or fully covered by, our policies. Furthermore, we do not maintain coverage for losses resulting from acts of terrorism. We might also become subject to liability for environmental damage or other hazards that may be uninsurable or for which we may elect not to insure because of premium costs or commercial impracticality. These policies contain limits of coverage and exclusions that are typical of such policies generally. For example, our pollution liability policy for our Molycorp Mountain Pass facility has $20.0 million aggregate and per incident limits and excludes, among other things, costs associated with closure, post-closure and reclamation. The payment of such premiums, or the assumption of such liabilities, may have a material adverse effect on our financial position and results of operations.

We are currently subject to litigation, including stockholder class action litigation and derivative litigation, the unfavorable outcome of which might have a material adverse effect on our financial condition, operating results and cash flow.

From time to time, we may become subject to various legal and regulatory proceedings relating to our business.

In February 2012, a purported class action lawsuit was filed against us and certain of our current executive officers alleging violations of the federal securities law in connection with statements relating to our third quarter fiscal 2011 financial results and fourth quarter 2011 production guidance that we had filed with or furnished to the SEC, or otherwise made available to the public. We believe that this lawsuit is without merit, and we intend to vigorously defend ourselves against these claims.

In addition, as of June 30, 2012, seven stockholder derivative lawsuits have been filed purportedly on our behalf against us (as a nominal defendant) and certain of our directors, executive officers and stockholders. The derivative complaints challenge, among other things, certain sales of stock by officers, directors and private equity firms, and certain corporate acquisitions of ours during 2011. The complaints assert causes of action for: (1) alleged breaches of fiduciary duty, including the duties of loyalty and due care; (2) alleged unjust enrichment; (3) alleged waste of corporate assets; and (4) alleged “abuse of control.” On our behalf, the plaintiffs in the derivative actions seek, among other things, monetary damages, restitution, an accounting, and certain changes to corporate governance procedures. The defendants have filed a motion in each case seeking to consolidate the derivative actions in one jurisdiction, and have expressed a preference for the Delaware Court of Chancery.

During the year ended December 31, 2003, Molycorp Magnequench determined that because some of the magnets it made were used in military applications, it should (i) be registered with the U.S. Department of State’s Office of Defense Trade Controls, or State Department, and the U. S. Department of Treasury’s Bureau of Alcohol, Tobacco and Firearms and (ii) obtain licenses for imports and exports of magnets and technical data used in certain military applications. Molycorp Magnequench appointed a compliance officer, implemented a compliance program, filed the appropriate registration forms and fees and submitted voluntary disclosure letters disclosing various past transactions that should have been licensed by those agencies. Molycorp Magnequench has received letters from the State Department with respect to all the disclosures made during the year ended December 31, 2003 stating that no enforcement actions would be taken at that time. The State Department retains the right to reopen those matters in the future. In early 2004, Molycorp Magnequench discovered some additional exports that had been made to Canada without the appropriate licenses. Molycorp Magnequench voluntary made disclosures with respect to these shipments. To Molycorp Magnequench’s knowledge, no response from the State Department has been received with respect to these disclosures. Molycorp Canada sold its magnet production facilities in 2004.

Due to the inherent uncertainties of litigation and regulatory proceedings, including the current purported class action lawsuit and derivative lawsuits, we cannot determine with certainty the ultimate outcome of any such litigation or proceedings. If the final resolution of any such litigation or proceedings is unfavorable, our financial condition, operating results and cash flows could be materially affected.

We conduct our sales and distribution operations on a worldwide basis and are subject to the risks associated with doing business outside the United States.

We sell to customers outside of the United States from our United States and international operations. The consummation of the Molycorp Canada Acquisition will expand our manufacturing presence and geographic reach in Asian markets. We anticipate that international shipments will account for a significant portion of our sales following the consummation of the Molycorp Canada Acquisition.

There are a number of additional risks associated with international business activities, including:

•

burdens to comply with multiple and potentially conflicting foreign laws and regulations, including export requirements, tariffs and other barriers, environmental health and safety requirements and unexpected changes in any of these factors;

•	requirements for maintaining export licenses granted by the Chinese government for certain Molycorp Canada production;

•	political and economic instability and disruptions, including terrorist attacks;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act, or FCPA;

•	potentially adverse tax consequences due to overlapping or differing tax structures; and

•	fluctuations in currency exchange rates.

Any of these risks could have an adverse effect on our international operations by reducing the demand for our products or reducing the prices at which we can sell our products, which could result in an adverse effect on our business, financial position, results of operations or cash flows.

In addition, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we are found to be liable for FCPA violations, we could suffer from criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

Molycorp Canada’s international operations in China and Thailand are subject to a number of special risks including trade barriers, exchange controls and restrictions on currency conversion, political risks and risks of increased duties, taxes, tariffs and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies such as embargos. A change in policies by the Chinese or Thai governments could adversely affect Molycorp Canada’s investment in its production facilities by, among other factors, changes in laws or regulations or changes in the interpretation thereof. Despite the activity and progress in developing their legal systems, neither China nor Thailand has a system of laws as comprehensive as in Canada or the United States.

Molycorp Canada’s financial results are reported in U.S. dollars, which is subject to fluctuations in respect of the currencies of the countries in which Molycorp Canada operates. We expect Molycorp Canada’s revenues to be earned in a number of different currencies. Accordingly, fluctuations in the exchange rates of world currencies could have a positive or negative effect on Molycorp Canada’s reported results on a consolidated basis. Given the constantly changing currency exposures and the substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon Molycorp Canada’s future operating results. There can be no assurance that Molycorp Canada will not experience currency losses in the future, which could have a material adverse effect on Molycorp Canada’s business, revenues, operating results and financial condition. In the event of a change in the value of the Chinese Renminbi relative to the U.S. dollar, there is no assurance, due to competitive pressure, of a corresponding change in selling prices of Molycorp Canada’s products. Molycorp Canada exports a significant portion of its products produced in China. These exports are invoiced and paid for primarily in U.S. dollars.

At June 30, 2012, Molycorp Canada held cash, net of bank advances in China of $275.1 million. Due to the high cost of non-deliverable forward derivatives, Molycorp Canada is not presently hedging the impact of revaluation of the Renminbi. Molycorp Canada will continue to monitor the cost of purchasing non-deliverable contracts.

Risks Related to Intellectual Property

We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.

Much of the technology used in the markets in which we compete is protected by patents and trade secrets, and our commercial success will depend in significant part on our ability to obtain and maintain patent and trade secret protection for our products and methods. To compete in these markets, we rely on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect our proprietary intellectual property rights, including our proprietary rare earth production processes that are not patented. We also have a proven technology and product development group and as of December 31, 2011, held 94 issued and pending U.S. patents and patent applications, and 175 issued and pending international and foreign patents and patent applications. We intend to rely on patented products, such as XSORBX, and related licensing agreements to establish proprietary markets for low demand REEs. In addition, as of March 31, 2012, Molycorp Canada held 25 U.S. patents, four U.S. patent applications, approximately 69 foreign patents and approximately 39 foreign patent applications.

These intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms. Identifying unauthorized use of our intellectual property may be difficult, and proceedings to enforce or defend our intellectual property rights could result in substantial costs. The enforcement of intellectual property rights is subject to considerable uncertainty, and patent reform laws, including the recently-enacted America Invents Act, and court decisions interpreting such laws, may create additional uncertainty around our ability to obtain and enforce patent protection for our technologies. If we seek to enforce our rights, we may also be subject to claims that our intellectual property rights are invalid or otherwise unenforceable. In addition, our intellectual property may be subject to infringement or other unauthorized use outside of the United States. In such case, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States. Unauthorized use of our intellectual property rights or our inability to preserve existing intellectual property rights could therefore adversely impact our competitive position and results of operations. The loss of our patents could also reduce the value of the related products. In addition, the cost to litigate infringements of our intellectual property, or the cost to defend ourselves against intellectual property infringement actions by others, could be substantial.

Proprietary trade secrets and unpatented know-how are also very important to our business. We rely on trade secrets to protect certain aspects of our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, Molycorp Canada’s current intellectual property position is dependent primarily on the essential nature of certain fundamental patents covering bonded magnets made with NdFeB powder and Molycorp Canada’s manufacturing process for NdFeB powder. These patents expire between 2012 and 2014. While Molycorp Canada holds a wide range of additional patents and patent applications whose expiration dates extend (and in the case of patent applications, will extend, if issued) beyond 2014, none are of an equally essential nature as Molycorp Canada’s fundamental patents and exclusive rights, and therefore Molycorp Canada’s competitive position after the expiration of the fundamental patents is likely to be diminished as a result of the expiration of such patents. Molycorp Canada may therefore be unable to defend against new competitors entering the marketplace or maintain its existing pricing power.

We may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately protect our rights or permit us to gain or keep any competitive advantage.

Our ability to obtain additional patents is uncertain and the legal protection afforded by these patents is limited and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, the scope and enforceability of patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere (including the recently enacted America Invents Act) may diminish the value of our intellectual property or narrow the scope of our patent protection. Even if patents are issued relating to our products and processes, our competitors may challenge the validity of those patents. Patents also will not protect our products and processes if competitors devise ways of making products without infringing our patents.

If we infringe, or are accused of infringing, the intellectual property rights of third parties, it may increase our costs or prevent us from being able to sell our existing products or commercialize new products.

There is a risk that we may infringe, or may be accused of infringing, the proprietary rights of third parties, including rights under patents and pending patent applications belonging to third parties that may exist in the United States and elsewhere in the world. Because the patent application process can take several years to complete, and patent applications may remain unpublished for 18 months or more, there may be currently pending applications, including applications of which we are currently unaware, that may later result in issued patents that cover our products and processes. In addition, our products and processes may infringe existing patents.

Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our expansion and modernization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

•

be prohibited from, or delayed in, selling or licensing some of our products or using some of our processes unless the intellectual property holder licenses the applicable intellectual property to us, which it is not required to do;

•	be required to pay substantial royalties or grant a cross license to our intellectual property to another intellectual property holder; or

•

be required to redesign a product or process so it does not infringe a third party’s intellectual property, which may not be possible or could require substantial funds and time and ultimately result in an inferior product or process.

In addition, we could be subject to claims that our employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties.

If we are unable to resolve claims that may be brought against us by third parties related to their intellectual property rights on terms acceptable to us, in addition to paying substantial damages and royalties, we may lose valuable intellectual property rights and be precluded from offering some of our products or using some of our processes.

Risks Related to Environmental Regulation

Our operations are subject to extensive and costly environmental requirements; and current and future laws, regulations and permits will impose significant costs, liabilities or obligations or could limit or prevent our ability to continue our current operations or to undertake new operations.

We are subject to numerous and detailed international, national, federal, state and local environmental laws, regulations and permits, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, or greenhouse gases, or GHGs, emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, including the protection of endangered species, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability. As a result of our acquisition of Molycorp Silmet, our operations in Estonia are subject to the environmental laws and regulations of that country, including those applicable to European Union member countries. These requirements may result in significant costs, liabilities and obligations, impose conditions that are difficult to achieve or otherwise delay, limit or prohibit current or planned operations. Consequently, the modernization and expansion of our Molycorp Mountain Pass facility may be delayed, limited or prevented and current operations may be curtailed. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other sanctions. Pursuant to such requirements, we may also be subject to third-party claims, including for damages to property or injury to persons arising from our operations. Moreover, these environmental requirements, and the interpretation and enforcement thereof, change frequently and have tended to become more stringent over time. For example, GHG emission regulation is becoming more rigorous. As a result of our planned expansion at our Molycorp Mountain Pass facility, we expect to be required to report annual GHG emissions from our operations, and additional GHG emission related requirements are in various stages of development. The U.S. Congress is considering various legislative proposals to address climate change. In addition, the U.S. Environmental Protection Agency, or EPA, has issued regulations, including the “Tailoring Rule,” that subject GHG emissions from certain stationary sources to the Prevention of Significant Deterioration and Title V provisions of the federal Clean Air Act. California is also implementing regulations pursuant to its Global Warming Solutions Act that establish a state-wide cap-and trade program for GHG emissions. Any such regulations could require us to modify existing permits or obtain new permits, implement additional pollution control technology, curtail operations or increase significantly our operating costs, any of which could adversely affect our business, financial condition, reputation, operating performance and product demand. Any future changes in these laws, regulations or permits (or the interpretation or enforcement thereof) or any sanctions, damages, costs, obligations or liabilities in respect of these matters could have a material adverse effect on our business, results of operations and financial condition.

Molycorp Canada is subject to numerous and increasingly rigorous international, national, federal, state and local laws, regulations and permits affecting the mineral processing industry, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, GHG emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, and the discharge of materials into the environment. Pursuant to certain environmental laws, regulations and permits, Molycorp Canada may be subject to claims for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media. Molycorp Canada’s failure to comply with these laws and regulations, or changes in such laws and regulations or the interpretation or enforcement thereof, and to obtain such permits could have a material adverse effect on Molycorp Canada’s business, financial condition and results of operations. Specifically, Molycorp Canada is subject both to Chinese national and local environmental protection regulations that currently impose a graduated schedule of fees for the discharge of waste substances, require the payment of fines for discharges exceeding the standards, and provide for the closure of any facility which fails to comply with orders requiring it to cease or remedy certain activities causing environmental damage.

We are subject to the Occupational Safety and Health Act of 1970, the Federal Mine Safety and Health Act of 1977, the California Labor Code and regulations adopted pursuant thereto, and various regulations applicable in Estonia, which impose stringent health and safety standards on numerous aspects of our operations.

Our operations at our Molycorp Mountain Pass facility are subject to the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006, and the regulations adopted by the California Occupational Safety and Health Administration, which impose stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters.

Our operations at our U.S. facilities are also subject to the Occupational Safety and Health Act of 1970.

Our operations at the Molycorp Silmet facility are subject to the Estonian Health and Safety Act of 1999, and the health and safety requirements for handling hazardous chemicals and materials containing hazardous chemicals under Estonian law.

Our failure to comply with these or other applicable safety and health standards, or changes in such standards or the interpretation or enforcement thereof, could have a material adverse effect on our business, financial condition or otherwise impose significant restrictions on our ability to conduct mineral extraction and processing operations.

Our operations may affect the environment or cause exposure to hazardous substances, any of which could result in material costs, obligations or liabilities.

Our operations currently use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous and naturally occurring radioactive wastes. Our Molycorp Silmet facility in Estonia has a long history of industrial use, including uranium ore and alum shale processing, as a result of which its operations may have impacted the environment. In addition, our Estonian operations require the management and disposal of radioactive wastes. Our Molycorp Mountain Pass facility has been used for mining and related purposes since 1952, and contamination is known to exist around the facility. We may be subject to claims under environmental laws, regulations and permits for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media. Our Molycorp Mountain Pass facility is currently subject to an order issued by the Lahontan Regional Water Quality Control Board pursuant to which we have conducted various investigatory and remedial actions, primarily related to certain onsite impoundments, including groundwater monitoring, extraction and treatment and soil remediation. We are still in the process of delineating the extent of groundwater contamination at and around the facility and cannot assure you that we will not incur material costs relating to the remediation of such contamination. Also, prior to our acquisition of our Molycorp Mountain Pass facility, leaks in a wastewater pipeline from our Molycorp Mountain Pass facility to offsite evaporation ponds on the Ivanpah dry lake bed caused contamination. However, that contamination is being remediated by Chevron Mining Inc., who retained ownership of the ponds and the pipeline. In addition to claims arising out of our current or former properties, such claims may arise in connection with contaminated third-party sites at which we have disposed of waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share. These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous or radioactive materials or wastes associated with our operations, could have a material adverse effect on our business, reputation, results of operation and financial condition.

We may be unable to obtain, maintain or renew permits necessary for the development or operation of our facilities, which could have a material adverse effect on our business, results of operations and financial condition.

We must obtain, for all our operations, a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with our current and future operations, including the modernization and expansion of our Molycorp Mountain Pass facility. To obtain, maintain and renew certain permits, we may be required to conduct environmental studies and collect and present data to governmental authorities pertaining to the potential impact of our current and future operations upon the environment, including the potential impact on endangered species, and to take steps to avoid or mitigate those impacts. The permitting rules, and interpretation thereof, are complex and have tended to become more stringent over time. In some cases, the public (including environmental interest groups) has rights to comment upon and submit objections to permit applications and environmental analysis prepared in connection therewith, and otherwise participate in the permitting process, including challenging the issuance of permits, validity of environmental analyses and determinations and performance of permitted activities. Accordingly, permits required for our operations, including the modernization and expansion of our Molycorp Mountain Pass facility, may not be issued, maintained or renewed in a timely fashion or at all, may be issued or renewed with conditions that restrict our ability to conduct our operations economically, or may be subsequently revoked. Any such failure to obtain, maintain or renew permits, or other permitting delays or conditions, including in connection with any environmental impact analyses, could have a material adverse effect on our business, results of operations and financial condition.

Our inability to acquire, maintain or renew financial assurances related to the reclamation and restoration of mining property could have a material adverse effect on our business and results of operations.

We are generally obligated to restore property after it has been mined in accordance with regulatory standards and our approved reclamation plan at our Molycorp Mountain Pass facility. We are required under federal, state and local laws to maintain financial assurances, such as surety bonds, to secure such obligations. The failure to acquire, maintain or renew such assurances, as required by federal, state and local laws, could subject us to fines and penalties as well as the revocation of our operating permits. Such failure could result from a variety of factors, including:

•	the lack of availability, higher expense or unreasonable terms of such financial assurances;

•	the ability of current and future financial assurance counterparties to increase required collateral; and

•	the exercise by third-party financial assurance counterparties of any rights to refuse to renew the financial assurance instruments.

Our inability to acquire or failure to maintain or renew such financial assurances could have a material adverse effect on our business, financial condition and results of operations.

If the assumptions underlying our reclamation plan and mine closure obligations are inaccurate, we could be required to expend materially greater amounts than anticipated to reclaim mined property, which could materially and adversely affect our business, results of operations and financial condition.

Federal, state and local laws and regulations establish reclamation and closure standards applicable to our surface mining and other operations as well. Estimates of our total reclamation and mine closure liabilities are based upon our closure and reclamation plans, third-party expert reports, current applicable laws and regulations, certain permit terms and our engineering expertise related to these requirements. Any change in the underlying assumptions or other variation between the estimated liabilities and actual costs could materially and adversely affect our business, results of operations and financial condition.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2012, our total consolidated indebtedness was $1,147.8 million (without giving effect to the equity component of convertible debt or any debt discount), $650.0 million of which was secured indebtedness and $497.8 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the notes

(assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, assuming that all debentures have been repaid, our total consolidated indebtedness would have been $1,217.8 million (without giving effect to the equity component of convertible debt or any debt discount).

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is currently set to expire on February 4, 2013.

On May 31, 2012, the SEC approved the “Limit Up-Limit Down” plan proposed by FINRA and securities exchanges. The plan requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan, which will go into effect on a one-year pilot basis on February 4, 2013, is intended to replace the SRO pilot program.

On May 31, 2012, the SEC also approved changes to the existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. Among other changes to the existing market-wide circuit breaker system that will go into effect on a one-year pilot basis on February 4, 2013 will be a change in the existing 10%, 20% and 30% market decline thresholds that trigger market-wide trading halts to 7%, 13% and 20%, respectively. The approved amendment also changes the index that is used as the pricing reference for the decline to the S&P 500 Index rather than the Dow Jones Industrial Average, and in some instances shortens the time periods during which trading will be halted to 15 minutes if the circuit breaker occurs prior to 3:25 p.m., except in the case of a 20% decline. Because our common stock is an NMS stock, the restrictions on trading imposed by the SRO pilot program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd Frank Act, on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may incur substantially more debt or take other actions that would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described in under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Conversions of the notes may adversely affect our financial condition.

Holders of notes will be entitled to convert the notes at their option at any time up until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the if-converted method, the effect of which is that conversion will not be assumed for purposes of computing diluted earnings per share if the effect would be antidilutive. Under the if- converted method, for diluted earnings per share purposes, convertible debt is antidilutive whenever its interest, net of tax and nondiscretionary adjustments, per common share obtainable on conversion exceeds basic earnings per shares. Dilutive securities that are issued during a period and dilutive convertible securities for which conversion options lapse, or for which related debt is extinguished during a period, will be included in the denominator of diluted earnings per share for the period that they were outstanding. Likewise, dilutive convertible securities converted during a period will be included in the denominator for the period prior to actual conversion. Moreover, interest charges applicable to the convertible debt will be added back to the numerator. We cannot be sure that the accounting standards in the future will continue to permit the use of the if-converted method. If we are unable to use the if-converted method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 20 trading day observation period. As described under “Description of Notes—Settlement Upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the third trading day after such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption” and prior to the relevant redemption date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and (iii) if the relevant conversion date occurs on or after the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation in solely shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon

Conversion Upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the make-whole fundamental change is greater than $         per share or less than $         per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed              shares of our common stock, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Consequences.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. Federal Income Tax Consequences.”

Risks Related to Ownership of Our Common Stock

The effect of the issuance and sale of our shares of common stock in the concurrent offering, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments, may be to lower the market price of our common stock.

Concurrently with this offering, we are offering up to $288.0 million of shares of our common stock, including $150.0 million of primary shares, assuming no exercise of the option to purchase additional shares granted to the underwriter in the concurrent offering (or up to an aggregate of $172.5 million of shares if the underwriter in the concurrent offering exercises its option to purchase additional shares in full), and up to $138.0 million of borrowed shares. The underwriter of the concurrent offering has informed us that it, or its affiliates, intends to short sell up to              borrowed shares concurrently with this offering and, to the extent that fewer than that number of shares are sold concurrently with this offering, the share borrower may from time to time during a permitted borrowing period borrow additional shares from us for additional offerings. The borrowed shares are being borrowed by the share borrower under the share lending agreement. We will not receive any proceeds from the borrowed shares of common stock, but we will receive a nominal lending fee from the share borrower for the use of those shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain other circumstances). See “Description of Share Lending Agreement.”

We have been further advised by the underwriter of the concurrent offering that it, or its affiliates, intend to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their investments through short sales or privately negotiated derivatives transactions. The existence of the share lending agreement, the short sales of our common stock effected in connection with the sale of the notes, and the related derivatives transactions, or any unwind of such short sales or derivatives transactions, could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement, due to the effect of the increase in the number of outstanding shares of our common stock or otherwise. For example, in connection with any cash settlement of any such derivative transaction, the underwriter or its affiliates may purchase shares of our common stock and the note investors may sell shares of our common stock, which could temporarily increase, temporarily delay a decline in, or temporarily decrease, the market price of our common stock. The market price of our common stock could be further negatively affected by these or other short sales of our common stock, including other sales by the purchasers of the notes hedging their investment therein.

Adjustments by purchasers of the notes of their hedging positions in our common stock and the expectation thereof may have a negative effect on the market price of our common stock.

The borrowed shares that may be offered in the concurrent offering in connection with the share lending agreement are expected to be used by investors in the notes to establish hedged positions with respect to our common stock through short sale transactions or privately negotiated derivative transactions. The number of shares of our common stock offered in the concurrent offering may be more or less than the number of shares that will be needed in such hedging transactions. Any buying or selling of shares of our common stock by those investors to adjust their hedging positions in connection with this offering or the concurrent offering or in the future may affect the market price of our common stock.

In addition, the existence of the notes may also encourage short selling by market participants because the conversion of the notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage trading activity could, in turn, affect the market price of the notes.

Changes in the accounting guidelines relating to the borrowed shares could decrease our reported earnings per share and potentially our common stock price.

Because the borrowed shares that are being offered in the concurrent offering (or identical shares) must be returned to us when the share lending agreement terminates pursuant to its terms (or earlier in certain circumstances), we believe that under U.S. GAAP, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future, we may be required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our reported earnings per share would be reduced and our common stock price could decrease, possibly significantly.

A trading market that will provide our stockholders with adequate liquidity may not be sustained. Our common stock has only been publicly traded since July 2010, and the price of our common stock may fluctuate significantly. Accordingly, stockholders could lose all or part of their investment.

Our shares of common stock began trading on the New York Stock Exchange, or NYSE, in July 2010. An active trading market for our common stock may not be sustained, which could depress the market price of our common stock and could affect holders’ ability to sell their shares of common stock. Limited trading volumes and liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of our common stock and limit the number of investors who are able to buy our common stock.

The market price of our common stock has been, and is likely to continue to be, highly volatile and may be influenced by many factors, some of which are beyond our control, including:

•	the extremely volatile rare earth industry;

•	our quarterly or annual earnings or those of other companies in our industry;

•	loss of a large customer;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our stock or changes in financial estimates by analysts;

•	future sales of our common stock; and

•	other factors described in this “Risk Factors” section.

Our common stock price has been particularly affected by the volatility in the rare earths industry, as the high and the low sales price of our common stock in the period since we went public in July 2010 has ranged from a low of $11.22 to a high of $79.16. If conditions in our industry remain volatile, our common stock price may continue to exhibit volatility as well. In particular, if prices or demand for rare earth were to decline, our stock price would likely decline.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our stock price and trading volume.

Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

Future sales, or availability for sale, of shares of common stock by stockholders could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, or the perception that large sales could occur, the exchange into shares of our common stock of the exchangeable shares issued by MCP Exchangeco Inc., a Canadian subsidiary of ours, or the conversion into shares of our common stock of shares of our mandatory convertible preferred stock or our 3.25% Convertible Senior Notes due 2016, which we refer to as the “existing convertible notes,” or the notes, or the perception that any such exchange or conversion could occur, could depress the market price of our common stock. As of June 30, 2012, we had 109,941,469 shares of our common stock outstanding. All of these shares are freely tradable, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act of 1933. Additionally, as of June 30, 2012, up to 4,140,000 and 3,221,288 shares of our common stock, subject, in each case, to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of shares of the mandatory convertible preferred stock and the conversion of the existing convertible notes, respectively, and up to 507,203 shares of our common stock will be issuable upon exchange of the exchangeable shares (which are exchangeable for shares of our common stock on a one-for-one basis). Also, up to              shares of common stock (or up to              shares if the underwriters exercise their over-allotment option), subject to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of the notes. The common stock issuable upon conversion of the mandatory preferred stock, the existing convertible notes or the notes will be freely tradeable.

Our executive officers and directors and certain of our significant stockholders have signed lock-up agreements under which they have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities into or exercisable or exchangeable for shares of our common stock without the prior written consent of Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus supplement. Morgan Stanley & Co. LLC may, in its sole discretion, permit the sale of these shares prior to the expiration of the lock-up agreements. After the expiration of the lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions of Rule 144. To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus supplement lapse, the trading price of our common stock could decline significantly.

Certain holders of shares of common stock are entitled to rights with respect to the registration under the Securities Act of such shares of common stock. These registration rights are contained in a registration rights agreement entered into with the former members of Molycorp, LLC in connection with our Corporate Reorganization. Additionally, we are obligated to file a registration statement registering the sale from time to time of the 12,500,000 shares of common stock issued to Molymet, in connection with a securities purchase agreement, dated January 31, 2012, by and between Molycorp and Molymet.

In addition, the 3,675,097 shares reserved for future issuance under our Molycorp, Inc. 2010 Equity and Performance Incentive Plan, as of June 30, 2012, will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially

The availability of shares of our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock in addition to our mandatory convertible preferred stock and the notes. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

We do not intend to pay dividends on our common stock, in the foreseeable future.

For the foreseeable future, we intend to retain any earnings, after considering any dividends on our preferred stock, to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. So long as any share of our mandatory convertible preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accumulated and unpaid dividends have been paid on our mandatory convertible preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock. Accordingly, holders of our common stock must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their shares of common stock.

Our ability to use our net operating loss carryforwards may be subject to limitation due to significant changes in the ownership of our common stock.

As of June 30, 2012, we had gross net operating loss carryforwards of approximately $46.8 million for U.S. federal income tax purposes. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other tax attributes to offset its post-change income may be limited and may result in a partial or full writedown of the related deferred tax assets. An ownership change is defined generally for these purposes as a greater than 50% change in ownership over a three-year period, taking into account shareholders that own 5% or more by value of our common stock. It is possible that this offering, in combination with past and future transactions involving our common stock, will cause an ownership change to occur that would limit our ability to use net operating loss carryforwards that may arise in 2012 and subsequent years.

Anti-takeover provisions contained in our certificate of incorporation and bylaws after the corporate reorganization, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation and bylaws provisions may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless the business combination was approved in advance by our board of directors, results in the stockholder holding more than 85% of our outstanding common stock or is approved by the holders of at least 66 2/3% of our outstanding common stock not held by the stockholder engaging in the transaction.

Any provision of our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights and convertible debt that could adversely affect the voting power of the holders of common stock.

Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights and convertible debt that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation, including shares of our mandatory convertible preferred stock and the notes. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock and/or convertible debt or even the ability to issue preferred stock and/or convertible debt could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

Our mandatory convertible preferred stock, existing convertible notes and the notes may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by our mandatory convertible preferred stock, existing convertible notes and the notes. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of our mandatory convertible preferred stock, existing convertible notes and the notes;

•

possible sales of our common stock by investors who view our mandatory convertible preferred stock, existing convertible notes and/or the notes as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving our mandatory convertible preferred stock, existing convertible notes and our common stock and the notes.

Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.

We have $369.3 million of cash and cash equivalents as of June 30, 2012. We presently intend to use the net proceeds from this offering, along with any net proceeds we receive from the concurrent offering of our common stock, to fund operating expenses, working capital, capital expenditures and any other cash requirements for the remainder of 2012 and the first six months of 2013, including without limitation, capital expenditures at our Mountain Pass facility and other capital projects, as well as other cash requirements, such as cash payments in August 2012 to certain holders of Molycorp Canada’s debentures, in connection with the exercise of certain buyout and conversion rights triggered by the change of control provisions contained in the underlying indenture. Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us.

We intend to use the net proceeds from this offering, along with any net proceeds we receive from the concurrent offering of our common stock, to fund operating expenses, working capital, capital expenditures and any other cash requirements for the remainder of 2012 and the first six months of 2013, including without limitation, capital expenditures at our Mountain Pass facility and other capital projects, as well as other cash requirements, such as cash payments in August 2012 to certain holders of Molycorp Canada’s $230.0 million 5% subordinated unsecured convertible debentures due December 2017, in connection with the exercise of certain buyout and conversion rights triggered by the change of control provisions contained in the underlying indenture. See “Summary—Recent Developments—Recent Developments and Capital Needs.”

Pending the use of the net proceeds from this offering, along with any net proceeds from the concurrent offering of our common stock, as described above, we plan to invest the proceeds in a variety of capital preservation investments, including short-term interest-bearing obligations, investment-grade instruments, certificates of deposit and direct guaranteed obligations of the United States.

This offering is being conducted in connection with the offering of our common stock, including primary shares and borrowed shares. The offering of the convertible notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of the offering of the convertible notes hereunder. However, the offering of the convertible notes pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of the offering of the primary shares, and the offering of the primary shares is not contingent upon the closing of the offering of the convertible notes hereunder.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of June 30, 2012:

•	on an actual basis; and

•

on a pro forma basis to give effect to the issuance and sale by us of $300.0 million in aggregate principal amount of the notes and the concurrent equity offering and the receipt of the net proceeds by us from such offerings, after deducting the underwriters’ discount and estimated offering fees and expenses payable by us.

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	June 30, 2012
	Actual	Pro Forma
	(In thousands)
Cash and cash equivalents(1)	$369,262	$

Short-term debt:
Molycorp Canada 5% Subordinated Unsecured Convertible Debentures due 2017(2)(3)	$230,227
Bank loans with a weighted average rate of 4.07% due July 2012—September 2017	33,009

Total short-term debt	263,236

Long-term debt:

% Convertible Senior Notes due 2017 offered hereby(2)(4)	$—	$
10% Senior Secured Notes due 2020	635,498
3.25% Convertible Senior Notes due 2016(2)	194,720
Bank loans with a weighted average rate of 4.07% due July 2012—September 2017	4,777

Total long-term debt	834,995
Preferred Stock	2
Common Stock	110
Additional paid-in capital	1,518,347
Accumulated other comprehensive loss	(10,172)
Retained deficit	(61,697)

Total Molycorp stockholders’ equity	1,446,590
Noncontrolling interests	16,441

Total equity	1,463,031

Total capitalization	$2,561,262	$

(1)	As of July 31, 2012, we had approximately $300.0 million of cash and cash equivalents. The decrease in our cash and cash equivalents from June 30, 2012 primarily reflects payments on accrued payables owed at June 30, 2012 relating to Project Phoenix.
(2)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($300.0 million for the notes offered hereby, and $230.0 million for the 3.25% convertible senior notes due 2016) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amounts shown in the table above for the convertible notes and the existing convertible notes, respectively, reflect the approximate liability component net of the discount recognized in equity, excluding any tax effect.
(3)	In connection with the Molycorp Canada Acquisition, holders of Molycorp Canada’s $230.0 million debentures have the right to elect to (i) have their debentures purchased by Molycorp Canada at a price equal to 100% of the principal amount thereof plus accrued but unpaid interest up to, but not including, the purchase date, or (ii) convert their debentures into common shares of Molycorp Canada’s predecessor company, including a number of additional “make-whole” shares. Holders of debentures who elect to convert their debentures will, in lieu of receiving shares of Molycorp Canada’s predecessor company, have the right to make the same per share election for cash or share consideration that was offered to the shareholders of Molycorp Canada’s predecessor company as if such holders had converted their debentures immediately prior to the closing of the Molycorp Canada Acquisition, all subject to the same proration mechanisms applicable to such shareholders. We currently estimate that cash payments resulting from the exercise of buyout and conversion rights may total approximately $192.0 million (if holders convert) to $230.0 million (if holders tender) plus accrued interest from June 30, 2012. Based on our current share price, we expect all or substantially all holders to tender, which would cost us up to $230.0 million plus accrued interest. The information in the table above assumes that all debentures are repaid with the net proceeds of this offering and cash on hand.
(4)	The information in the table above assumes no exercise of the underwriters’ option to purchase additional notes.

DIVIDEND POLICY

Since our inception, we have not paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings, after considering any dividends on our preferred stock, to finance the development of our business. We do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends, including on our mandatory convertible preferred stock, will be at the discretion of our board of directors and will depend upon then-existing conditions, including our operating results and our financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. So long as any share of our mandatory convertible preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our mandatory convertible preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock.

COMMON STOCK PRICE RANGE

Our common stock is listed on The New York Stock Exchange under the symbol “MCP.” Our initial public offering was priced at $14.00 per share on July 29, 2010. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on The New York Stock Exchange.

	Low	High
Year ending December 31, 2012
Third Quarter (through August 15, 2012)	$11.22	$23.20
Second Quarter	$19.11	$35.79
First Quarter	$24.20	$35.20
Year ending December 31, 2011
Fourth Quarter	$23.05	$42.90
Third Quarter	$31.41	$66.62
Second Quarter	$46.40	$79.16
First Quarter	$40.25	$62.80
Year ended December 31, 2010
Fourth Quarter	$26.02	$55.22
Third Quarter (from July 29, 2010)	$12.10	$30.00

The last reported sales price for our common stock on August 15, 2012 is set forth on the cover page of this prospectus. As of June 30, 2012, there were approximately 323 holders of record of our common stock.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture to be dated as of the date of initial issuance of the notes between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Molycorp, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $300.0 million (or $345.0 million if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from August , 2012 at an annual rate of % payable on March 1 and September 1 of each year, beginning on March 1, 2013;

•

be subject to redemption at our option, in whole or in part, on any business day on or after September 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on September 1, 2017, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

The notes may be converted at an initial conversion rate of              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock) at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement Upon Conversion.” Upon conversion, you will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms (except for any differences in the issue price and interest accrued, if any) and as part of same series as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency in the United States designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office or agency in Minneapolis, Minnesota as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange such notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See “—Book-Entry, Settlement and Clearance.”

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from August     , 2012 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of June 30, 2012, our total consolidated indebtedness was $1,147.8 million (without giving effect to the equity component of convertible debt or any debt discount), $650.0 million of which was secured indebtedness and $497.8 million of which was indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, assuming that all of the debentures are repaid, our total consolidated indebtedness would have been $1,217.8 million (without giving effect to the equity component of convertible debt or any debt discount).

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to September 1, 2015, the notes will not be redeemable. On any business day on or after September 1, 2015, we may redeem for cash all or part of the notes, at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 40 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes and the notes are in the form of global notes, the depositary will select the notes to be redeemed. If we decide to redeem fewer than all of the outstanding notes and the notes are in the form of certificated notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate.

If a portion of your note is selected for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the related redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Subject to the satisfaction of certain conditions described below, holders may convert their notes, at their option, at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and a number of shares of our common stock, the amount of cash and the number of shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of such notes may convert its notes only until 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first validly withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and pay all duties and taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after the 25th scheduled trading day immediately preceding the maturity date, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the related redemption date, will be settled using the same settlement method. With respect to conversions occurring prior to the 25th scheduled trading day immediately preceding the maturity date (except conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the related redemption date), we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have elected (including the specified dollar amount, as defined below, if we elect combination settlement) no later than 5:00 p.m., New York City time, on the second trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after the 25th scheduled trading day immediately preceding the maturity date, no later than the 25th scheduled trading day immediately preceding the maturity date). If we do not timely elect a settlement method for a conversion, we will no longer have the right to elect cash settlement or physical settlement for such conversion and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement for a conversion, but we do not timely notify the converting holder of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MCP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the third trading day after such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and

•

if the relevant conversion date occurs on or after the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

Except as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of 5:00 p.m., New York City time, on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes have the right to participate (other than in the case of a stock split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date of such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as applicable;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such exdividend date or effective date;

OS0	=	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or effective date; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such exdividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the exdividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share that is less than such average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “spin-off”), the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth below as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after 9:00 a.m., New York City time, on the exdividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate.

If we are obligated to purchase shares pursuant to any such tender or exchange offer, but we are permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the conversion rate shall be decreased to the conversion rate that would then be in effect if such tender or exchange offer had been made only in respect of the purchases actually effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

We are permitted to increase the conversion rate of the notes from time to time by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Consequences.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change in the conversion rate of at least 1%. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) on December 31 of each calendar year, (ii) upon a make-whole fundamental change, and (iii) on the conversion date for any conversions of notes or, with respect to any conversions that occur on or after the 25th scheduled trading day immediately preceding the maturity date, on each day during the observation period for such conversions.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in the par value of the common stock),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Shares Due

Upon Conversion Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, 5:00 p.m., New York City time, on the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). For the avoidance of doubt, we will not increase the conversion rate pursuant to the provisions of this section on account of an anticipated fundamental change that does not occur.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement Upon Conversion,” based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below. However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders and the trustee of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

August , 2012

September 1, 2013

September 1, 2014

September 1, 2015

September 1, 2016

September 1, 2017

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed              shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

For the avoidance of doubt, if you convert your notes prior to the effective date of any make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 business days or more than 45 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2); or

(3) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if 90% or more of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•

if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated and the notes are in global form, the notice must comply and be delivered in accordance with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

We will not be required to repurchase any notes in respect of which the fundamental change repurchase right has been exercised and in respect of which the relevant repurchase notice has not been withdrawn if a third party purchases such notes on the fundamental change repurchase date in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the repurchase of notes upon a fundamental change.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities—Covenants—Consolidation, Merger or Sale of Assets” in the accompanying prospectus in its entirety.

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the notes (in lieu of the events described under “Description of Debt Securities—Events of Default” in the accompanying prospectus—the remainder of such section will apply to the notes):

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the failure continues for a period of five days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to us and the trustee has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25.0 million (or the foreign currency equivalent thereof) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon redemption or upon declaration of acceleration, in each case after giving effect to any applicable grace period and if such indebtedness has not been discharged or such acceleration or required repurchase has not been rescinded or annulled within 30 days, as applicable; or

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will automatically be due and payable immediately.

Notwithstanding the foregoing and notwithstanding the remedies afforded to the holders of the notes upon the occurrence and continuation of an event of default as set forth under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and

•

0.50% per annum of the principal amount of the notes outstanding for each day during the 90-day period beginning on, and including, the 91st day following, and including, the date on which such event of default first occurs and on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default first occurs (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the two immediately preceding paragraphs, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if

(i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived; and (iii) all amounts owing to the trustee have been paid.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price or fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required to exercise the rights and powers vested in it by the indenture and to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such other holders) or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal (including the fundamental change repurchase price or the redemption price) of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after becoming aware of any default or event of default, its status and what action we are taking or propose to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the redemption price, the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) provide for or confirm the issuance of additional notes in accordance with the terms of the indenture;

(4) evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(5) add guarantees with respect to the notes;

(6) secure the notes;

(7) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(8) make any change that does not adversely affect the rights of any holder;

(9) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(10) conform the provisions of the indenture to the “Description of Notes” section in this preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Inapplicable Provisions of the Base Indenture

The provisions of the accompanying prospectus described under “Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance” will not apply to the notes.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents or reports filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor system).

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law; Waiver of Trial by Jury

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture will provide that we and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with this offering, we are offering up to $288.0 million of shares of our common stock, par value $0.001 per share, $150.0 million of which, assuming no exercise of the over-allotment option granted to the underwriter in the concurrent offering (or up to an aggregate of $172.5 million if the underwriter in the concurrent offering exercises its option to purchase additional shares in full), are being offered and sold by us (which shares we refer to as the “primary shares”) and up to $138.0 million of which (which shares we refer to as the “borrowed shares”) will be loaned by us to Morgan Stanley Capital Services LLC (which we refer to as the “share borrower”), an affiliate of Morgan Stanley & Co. LLC, the underwriter for the concurrent offering of our common stock, by means of a separate prospectus supplement and accompanying prospectus. We will not receive any proceeds of the offering of borrowed shares but will receive a nominal loan fee of $0.001 for each borrowed share we loan as described below.

To make the purchase of the notes offered pursuant to this prospectus supplement more attractive to prospective investors, we have entered into a share lending agreement, dated August     , 2012, with Morgan Stanley Capital Services LLC (“MSCS”) under which we have agreed to loan to MSCS up to              borrowed shares during a period beginning on the date we entered into the share lending agreement and ending on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances) (the “loan availability period”).

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	MSCS may terminate all or any portion of a loan at any time;

•	on a proportionate basis when the notes are redeemed, repurchased, converted or otherwise acquired for value; and

•

we or MSCS may terminate any or all of the outstanding loans upon a default by the other party under the share lending agreement, including certain breaches by MSCS of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of us or MSCS.

Any shares that we loan to MSCS will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, MSCS has agreed:

•	to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares;

•	to pay or deliver, as the case may be, to us any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the borrowed shares; and

•	not to vote on the borrowed shares on any matter submitted to a vote of our stockholders.

In view of the contractual undertakings of MSCS in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Morgan Stanley & Co. LLC (together with MSCS, referred to herein collectively as “Morgan Stanley”) has informed us that it, or its affiliates, intend to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their respective investments through short sales or privately negotiated derivative transactions. Morgan Stanley has informed us that it intends to short sell up to              borrowed shares concurrently with the concurrent offering of the notes and, to the extent that fewer than that number of borrowed shares are sold concurrently with the offering of the notes, MSCS may from time to time borrow during a permitted borrowing period additional shares from us for additional offerings (the latter shares, “supplemental borrowed shares.” The total number of shares that MSCS can borrow under the share lending agreement is limited to a maximum of              borrowed shares, assuming no exercise of the over-allotment option in respect of this offering (or up to an aggregate of              borrowed shares if the underwriters exercise their over-allotment option in full). In connection with the sale of these supplemental borrowed shares, Morgan Stanley and/or its affiliates may effect such transactions by selling the borrowed shares at various prices from time to time to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from MSCS and/or from purchasers of borrowed shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that Morgan Stanley and/or its affiliates sell these supplemental borrowed shares, it and/or its affiliates may, in their discretion, purchase at least an equal number of shares of our common stock on the open market. Morgan Stanley and/or its affiliates may from time to time purchase shares of our common stock in the market and use such shares, including shares purchased in connection with the sale of the supplemental borrowed shares, to facilitate transactions by which investors in the notes may hedge their investments.

The existence of the share lending agreement and the short sales of our common stock effected in connection with the sale of the notes being offered concurrently herewith could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement. See “Risk Factors—Risks Related to Ownership of Our Common Stock—The effect of the issuance and sale of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as a means to facilitate the offer and sale of the notes pursuant to the related prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and our common stock. This discussion is based on the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this Prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is addressed only to beneficial owners of the notes that purchase the notes for cash on original issuance at their initial offering price, in the case of notes, and to beneficial owners that hold the notes and our common stock as “capital assets” within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax considerations that may be relevant to a beneficial owner of the notes or common stock in light of its particular circumstances or to beneficial owners that are subject to special rules, such as: banks and other financial institutions; insurance companies; real estate investment trusts and regulated investment companies; tax-exempt organizations; pension funds and retirement plans; brokers and dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of tax accounting; persons that own the notes as a position in a hedging transaction; persons that own the notes as part of a “straddle,” “conversion” or other integrated transaction for tax purposes; or U.S. holders (as defined below) whose “functional currency” for tax purposes is not the United States dollar. Further, we do not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local, foreign or other nonfederal tax consequences, of the purchase, ownership or disposition of the notes or our common stock.

As used in this discussion, the term “U.S. holder” means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (B) it has a valid election in effect to be treated as a United States person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. holder.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the acquisition, ownership and disposition of our notes and common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Characterization of the Notes as Debt

The notes should be treated as indebtedness for U.S. federal income tax purposes, and the remainder of this summary assumes such treatment. This treatment is not binding on the Internal Revenue Service (the “IRS”). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to the treatment described herein or that such a contrary position taken by the IRS would not be sustained by a court.

Considerations for U.S. Holders

Interest on the Notes

You will generally be required to include stated interest on the notes in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting for U.S. federal income tax purposes.

Additional Payments

We may be required to make payments of additional interest in certain circumstances, as described under “Description of Notes—Events of Default.” We believe that there is only a remote likelihood that we would be required to pay additional interest and therefore do not intend to treat the notes as subject to the special rules governing certain “contingent payment debt instruments.” Our determination in this regard, while not binding on the IRS, is binding on holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury Regulations. If our determination is incorrect, and these notes are determined to be contingent payment debt instruments, such determination could affect the timing, amount and character of the income recognized by holders. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale or Other Taxable Disposition of the Notes

You will generally recognize gain or loss upon the sale, exchange, or repurchase of a note (including a repurchase at your option upon a “fundamental change,” but not including conversion into common stock or a combination of cash and common stock, which is discussed below under “—Conversion of Notes”) equal to the difference between (1) the amount realized and (2) your adjusted tax basis in the note. The amount realized in a sale, exchange, repurchase or other taxable disposition of a note will equal the amount of cash and the fair market value of any property received therefor (excluding any amount attributable to accrued but unpaid interest not previously included in income, which will be taxed as ordinary income as described above in “—Interest on the Notes”). Your adjusted tax basis in a note generally will be equal to your purchase price for the note.

Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period is more than one year at the time of sale, exchange, or repurchase and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation, which rates are currently scheduled to increase on January 1, 2013. The deductibility of capital losses is subject to certain limitations.

Conversion of Notes

Conversion into Shares of Common Stock. If, upon conversion of a note, we elect to satisfy our conversion obligation solely with shares of our common stock, you generally will not recognize any income, gain or loss upon the conversion, except to the extent any portion of the common stock received is attributable to accrued interest not previously included in income (which will be taxable as ordinary income) and except with respect to cash received in lieu of a fractional share of our common stock (which generally will result in capital gain or loss, measured by the difference between the cash received and your adjusted tax basis in the fractional share). Your adjusted tax basis in the shares of common stock received on such a conversion of a note (including any fractional share satisfied by a cash payment) will be the same as your adjusted tax basis in the note at the time of conversion, except that your tax basis in any common stock received with respect to accrued interest on a note not previously included in income will equal the then-current fair market value of the common stock so received. Your holding period for the shares of common stock received on conversion (other than shares attributable to accrued and unpaid interest) should include the holding period for the converted note.

Conversion into Cash. If, upon conversion of a note, we elect to satisfy our conversion obligation solely with cash, such transaction will be treated as described above in “—Sale or Other Taxable Disposition of the Notes.”

Conversion into Shares of Common Stock and Cash. If, upon conversion of a note, we elect to satisfy our conversion obligation with a combination of cash and shares of our common stock, the tax treatment is not entirely clear. You may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, you generally would not be permitted to recognize loss, but generally would be required to recognize capital gain in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of shares of our common stock received upon conversion (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) over (B) your adjusted tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Your adjusted tax basis in the shares of common stock received (including any fractional share of our common stock for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the adjusted tax basis of the note, decreased by the amount of any cash received (other than cash in lieu of a fractional share of our common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain recognized (other than any gain recognized with respect to cash received in lieu of a fractional share of our common stock). Gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in the common stock received that is allocable to the fractional share. Your holding period for the shares of common stock received on conversion (other than shares attributable to accrued and unpaid interest) should include the holding period for the converted note.

If, upon conversion of a note, we elect to satisfy our conversion obligation with a combination of cash and shares of our common stock, and if the conversion is not treated as a recapitalization, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into shares of common stock. In such case, your aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock based on their relative fair market values. You generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received (other than amounts attributable to accrued and unpaid interest) and your adjusted tax basis in the portion of the note treated as redeemed (as described in “—Sale or Other Taxable Disposition of the Notes” above). With respect to the portion of the note treated as converted, you generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock). Your receipt of shares of common stock attributable to accrued and unpaid interest will be treated as a receipt of interest. Your tax basis in the shares of common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) would be the adjusted tax basis allocated to the portion of the note treated as converted into common stock. Your holding period in the shares of common stock (other than shares attributable to accrued and unpaid interest) would include your holding period in the converted note. You are urged to consult your tax advisors with respect to the U.S. federal tax consequences resulting from the conversion of notes into a combination of cash and our common stock.

Conversion Rate Adjustments

The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances as described above in “Description of Notes—Conversion Rights.” Under Section 305(c) of the Code, a change in the conversion rate that allows you to receive more shares of common stock on conversion (or in some circumstances a failure to make a change in the conversion rate) may have the effect of increasing your proportionate interest in our earnings and profits or assets, in which case, you would be treated as though you received a distribution in the form of our stock. The deemed stock distribution may, in certain circumstances, be taxable to you as a dividend or as a gain, even though you do not receive any cash, stock or other property and even if you do not convert your notes into shares of common stock. Any such taxable deemed dividends may not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends discussed below. A change in conversion price that simply prevents the dilution of your interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, would not be treated as a taxable deemed distribution. Any taxable deemed distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gains. You are urged to consult your own tax advisor with respect to the tax consequences of an adjustment (or failure to make an adjustment) to the conversion rate and any resulting deemed distribution.

Distributions on Common Stock

As discussed under “Dividend Policy,” we do not anticipate paying dividends. Distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 15% rate (effective for tax years beginning before January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Your adjusted tax basis in shares of our common stock received upon a conversion of notes is determined as described above under “—Conversion of Notes.”

Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation, which rates are currently scheduled to increase on January 1, 2013. The deductibility of capital losses is subject to certain limitations.

New Legislation

Recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest income, dividends and net capital gains for taxable years beginning after December 31, 2012. You are urged to consult your tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes and shares of common stock.

Considerations for Non-U.S. Holders

Interest on the Notes

Subject to the discussion below concerning income and gain effectively connected with the conduct of a United States trade or business and certain recently enacted legislation, if you are a non-U.S. holder, all payments of interest (including additional interest, as described above) made to you with respect to the notes, generally will be exempt from U.S. federal income and withholding tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 88l(c)(3)(A) of the Code; and

•

(1) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN) or (2) you hold your notes through certain qualified foreign intermediaries and you satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI stating, among other things, that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below of certain recently enacted legislation, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of a note, unless:

(i) you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

(ii) that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment or fixed base maintained by you in the United States); or

(iii) we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the common stock, and, in the case where the shares of our common stock are regularly traded on an established securities market, you hold or held (at any time during the shorter of the five-year period ending on the date of disposition or your holding period) actually or constructively (1) more than 5% of the fair market value of the notes, if the notes are considered to be regularly traded (under applicable Treasury Regulations) on an established securities market or (2) notes with a fair market value greater than 5% of the class of our common stock into which the notes are convertible as of the latest date such notes were acquired, if the notes are not considered to be regularly traded (under applicable Treasury Regulations) on an established securities market. A corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are a USRPHC, and we expect to remain a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (ii) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person and be required to file a U.S. tax return. Such non-U.S. holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate non-U.S. holder that is described in clause (ii) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. See “—Income or Gain Effectively Connected with a United States Trade or

Business,” below. An individual non-U.S. holder that is described in clause (i) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

To the extent that the amount realized on any sale, exchange, repurchase or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described under the heading “—Interest on the Notes” above.

Conversion of the Notes

To the extent you recognize any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of fractional shares upon conversion), such gain would be subject to the rules with respect to the sale or exchange of a note described above under “—Sale, Exchange, Repurchase or Other Taxable Disposition of the Notes.”

Distributions on Common Stock

As discussed under “Dividend Policy,” we do not anticipate paying dividends. If you receive a distribution with respect to our common stock that is treated as a taxable dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a United States trade or business (and, in the case of an applicable tax treaty, attributable to your permanent establishment or fixed base in the United States), which will be taxed as discussed under the heading “—Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Conversion Rate Adjustments

As discussed above, an adjustment to the conversion rate of the notes could possibly give rise to a constructive distribution to holders of notes for U.S. federal income tax purposes. See “—U.S. Holders—Conversion Rate Adjustments” above for more information. With respect to non-U.S. holders, any such deemed distributions generally would be subject to the rules described under the heading “—Distributions on Common Stock” above, in respect of the withholding of U.S. federal income tax on such deemed distributions. Because a constructive dividend does not result in cash paid to you from which the person who otherwise would be required to withhold U.S. federal income tax can withhold, it is expected that U.S. federal withholding tax attributable to constructive dividends will be withheld from cash otherwise payable to you after the occurrence of such constructive dividend, including interest payments made on the notes or, if appropriate, the proceeds of sale, retirement or conversion of the notes.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below of certain recently enacted legislation below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of common stock, unless:

(i) you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

(ii) that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment or fixed base maintained by you in the United States); or

(iii) we are or have been a USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares, and, in the case where the shares of our common stock are regularly traded on an established securities market, you hold or held (at any time during the shorter of the five-year period ending on the date of disposition or your holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are a USRPHC, and we expect to remain a USRPHC.

Any gain recognized by a non-U.S. holder that is described in clause (ii) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and such non-U.S. holder will be required to file a U.S. tax return. Such non-U.S. holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate non-U.S. holder that is described in clause (ii) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. See “—Income or Gain Effectively Connected with a United States Trade or Business,” below. An individual non-U.S. holder that is described in clause (i) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if payments on a note, dividends paid on our common stock or gain on the disposition of a note or our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such interest, dividends or gain on a net income basis generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Recent Legislation

Under recently enacted legislation, withholding may be required in certain instances with respect to dividends in respect of our common stock and gross proceeds from the sale of our common stock paid to non-U.S. holders that hold our common stock through a “foreign financial institution” (as defined in such legislation) or to certain non-financial foreign entities. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments after the relevant effective date if paid to a foreign financial institution or non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. To avoid such withholding, a foreign financial institution generally must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of any taxes withheld under this legislation.

Although these rules currently apply to applicable payments made after December 31, 2012, the Internal Revenue Service stated in published guidance that final U.S. Treasury Regulations would be issued pursuant to which such withholding would apply only to dividends paid in respect of securities such as our common stock on or after January 1, 2014, and to gross proceeds from the sale or other disposition of securities such as our common stock paid on or after January 1, 2015. Proposed U.S. Treasury Regulations have been issued reflecting such effective dates, but the regulations will not be effective until they are issued in their final form. As of the date of this prospectus supplement, it is not possible to determine if, and in what form, the proposed regulations will be finalized. Prospective non-U.S. holders should consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on persons required to file U.S. federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Prospective investors should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

Backup Withholding and Information Reporting

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments we may make on the notes or our common stock, including any deemed payment upon issuance of our common stock pursuant to a conversion of the notes, the proceeds of the sale or other disposition of the notes or our common stock or any dividends on our common stock. In addition, backup withholding may apply, currently at a rate of 28%, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required, (ii) fails to certify that the holder is eligible for an exemption to backup withholding, or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the IRS the amount of any principal, interest and dividends (including constructive dividends), if any, paid on the notes or our common stock. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding, currently at a rate of 28%, will not apply to payments of interest or dividends with respect to which either the requisite certification that the non-U.S. holder is not a United States person for U.S. federal income tax purposes, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a United States person for U.S. federal income tax purposes, is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale or other disposition of notes or our common stock effected through a non-United States office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a non-United States partnership with significant United States ownership or a United States branch of a non-United States bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a United States office of any United States or non-United States broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
Credit Suisse Securities (USA) LLC

Total		$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The obligations of the underwriters to make any payment for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other customary conditions. The underwriting agreement provides for a firm commitment underwriting, and the underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ option to purchase additional notes described below.

The underwriters initially propose to offer the notes directly to the public at the offering price listed on the cover page of this prospectus supplement or to certain dealers at a price that represents a concession not in excess of $         per note under the public offering price. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $45.0 million aggregate principal amount of additional notes at the public offering price listed on the cover page of this prospectus supplement. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement and the accompanying prospectus. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the aggregate principal amount of additional notes as the principal amount listed next to the underwriter’s name in the preceding table bears to the aggregate principal amount of notes listed next to the names of all underwriters in the preceding table.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $45.0 million aggregate principal amount of notes.

	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Our shares of common stock are listed on The New York Stock Exchange under the symbol “MCP.”

The expenses of this offering and the concurrent offering of our common stock that are payable by us are estimated to be $500,000 (excluding underwriting discounts and commissions payable in connection with this offering of the notes and the concurrent offering of our common stock).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the aggregate principal amount of notes offered by them.

In order to facilitate this offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering of the notes. As an additional means of facilitating the offering of the notes, the underwriters may bid for, and purchase, notes or shares of our common stock in the open market to stabilize the price of the notes or our common stock. These activities may raise or maintain the market price of the notes or our common stock above independent market levels or prevent or retard a decline in the market price of the notes or our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Other Relationships

From time to time, each of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, and their respective affiliates, have provided and continue to provide investment banking and other services to us, and may do so in the future. An affiliate of Morgan Stanley & Co. LLC has entered into a share lending agreement with us in connection with the share borrow facility described in the prospectus supplement for the concurrent offering of our common stock. In addition, Morgan Stanley & Co. LLC has agreed to purchase $100.0 million of our securities from us if this offering is not successful, subject to limited conditions precedent.

New Issue of Notes

The notes will be a new issue of securities for which there is presently no market. The underwriters have advised us that the underwriters presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the discretion of the underwriters, without notice to the holders. Accordingly, no assurance can be given as to the liquidity or trading markets for the notes.

No Sales of Similar Securities

In connection with this offering, we, our directors and officers and certain other stockholders have agreed with the underwriters that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, for the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock.

whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we have agreed that, during the restricted period, we will not file any registration statement with the SEC relating to the offering of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, and our directors and officers and any such other stockholders have agreed that, during the restricted period, they will not make any demand for or exercise any right with respect to, the registration of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to the sale of our convertible notes to be sold hereunder or the concurrent sale of shares of our common stock (including, without limitation, any supplemental borrowed shares).

With respect to us, the restrictions described above do not apply to:

•	the entry into, and transactions pursuant to, the share lending agreement;

•

issuances of shares of our common stock, options, warrants or other equity awards relating to our common stock pursuant to our stock incentive plan, provided that such shares, options, warrants or other equity awards are restricted through the restricted period;

•

issuances of shares of common stock upon conversion of, or in connection with a dividend on, the notes, our outstanding 3.25% convertible senior notes due 2016 (the “existing convertible notes”), shares of our Series A mandatory convertible preferred stock (the “mandatory convertible preferred stock”) or the exchangeable shares of MCP Exchangeco Inc. (the “exchangeable shares”);

•

in the case of any existing warrant or option to purchase, or other equity award for, shares of our common stock that is disclosed in this prospectus supplement, the related prospectus or the registration statement, the issuance by us of shares of common stock upon the exercise or vesting of such warrant, option or equity award, as the case may be;

•

the filing of a registration statement on Form S-8 or other appropriate forms as required by the Securities Act, and any amendments thereto, relating to our common stock or other equity-based securities issuable pursuant to our stock incentive plan;

•

the filing of a registration statement on Form S-4 or other appropriate forms as required by the Securities Act, and any amendments to such forms, related to our common stock or other of our equity securities issuable in connection with any merger, acquisition or other business combination, provided that three days’ advance notice of such filing is provided to Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC;

•

any offer or entry into a contract to sell any shares of our common stock, options, warrants or other convertible securities relating to our common stock in connection with any bona fide merger, acquisition, business combination, joint venture or strategic or commercial relationship, to a third party or group of third parties (each an “M&A transaction”), and any public announcement relating to any such offer or entry into a contract, provided that three days’ advance notice of such announcement is provided to Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC; and

•

any issuance of shares of our common stock, options, warrants or other convertible securities relating to our common stock, in connection with any M&A transaction of which Morgan Stanley & Co. LLC have been advised three days in advance, provided that the recipient of such shares of common stock shall agree to be bound by the restrictions described above until the expiration of the restricted period, and provided that the amount of shares of our common stock, options, warrants or other convertible securities relating to our common stock issued in all such M&A transactions do not exceed an amount greater than 15% of our common stock outstanding on the date of such this prospectus supplement.

With respect to our directors, officers and certain other holders of our outstanding common stock who agree to the restrictions above, such restrictions do not apply to:

•

the exercise of a warrant or an option to purchase, or the settlement of any other equity award for, shares of our common stock (provided that any shares of common stock received pursuant to such exercise are subject to the same restrictions as those described above);

•

in the case of an option to purchase shares of our common stock expiring during or restricted shares of our common stock vesting during the restricted period, the sale or transfer of shares of our common stock to satisfy any payment or withholding obligations in connection with the exercise of an option to purchase, or other equity award for, shares of our common stock, or in connection with any cashless exercise of a warrant to purchase shares of our common stock;

•	the conversion of the convertible notes, the existing convertible notes, shares of the mandatory convertible preferred stock or other equity interests of ours into shares of our common stock;

•	the exchange of outstanding exchangeable shares and the issuance of shares of our common stock upon exchange of outstanding exchangeable shares;

•

transactions relating to shares of our common stock or other securities convertible into or exercisable or exchangeable for common stock acquired in open market transactions after the completion of this offering and the concurrent offering of our common stock (provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or such other securities acquired in such open market transactions);

•

transfers of shares of our common stock or any other security convertible into or exercisable or exchangeable for common stock (a) as a bona fide gift, (b) to any affiliate of such director, officer or other stockholder, (c) to any trust for the direct or indirect benefit of such director, officer or other stockholder or an immediate family member of such director, officer or other stockholder or (d) to any immediate family member of such director, officer or other stockholder (in each case, provided that (x) each transferee shall sign and deliver a lock-up letter substantially in the form of the lock-up letter signed by such director, officer or other stockholder and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock or such other securities shall be required or shall be voluntarily made during the restricted period);

•

transfers of shares of our common stock or any other security convertible into or exercisable or exchangeable for common stock pursuant to the laws of descent or distribution (provided that (x) each transferee shall sign and deliver a lock-up letter substantially in the form of the lock-up letter signed by such director, officer or other stockholder and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock or such other securities shall be required or shall be voluntarily made during the restricted period); or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock or any other security convertible into or exercisable or exchangeable for common stock (provided that such plan does not provide for the transfer of shares of our common stock or such other securities during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the director of officer or us during the restricted period).

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes being offered hereby to the public in that Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Morgan Stanley & Co. LLC; or

(c)	in any other circumstances falling within Article 3 of the Prospectus Directive,

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes being offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes being offered hereby other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the notes being offered hereby will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948 of Japan, as amended, or the FIEL). The underwriters have represented and agreed that the notes being offered hereby which they purchase will be purchased by it as principal and that they will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “Japanese Person” shall mean any “Person Resident in Japan” (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell the notes being offered hereby or cause such notes to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes being offered hereby are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the issuance of our securities offered by this prospectus will be passed upon for us by Jones Day. Certain legal matters relating to this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Molycorp, Inc.’s Current Report on Form 8-K dated August 16, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Molycorp, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Molycorp Sillamäe and Molycorp Tolleson (businesses acquired by Molycorp, Inc. during 2011), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2011, December 31, 2010 and January 1, 2010, and for each of the years in the two-year period ended December 31, 2011, and the consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2010 and December 31, 2009 and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable REO reserves and non-reserve REO deposits for our Molycorp Mountain Pass facility was derived from the report of SRK Consulting (U.S.), Inc., independent mining consultants, and has been incorporated herein upon the authority of SRK Consulting as experts with respect to the matters covered by such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K filed on February 2, 2012, February 8, 2012, March 5, 2012, March 9, 2012, March 14, 2012, May 14, 2012 (Film No. 12836519), May 18, 2012, May 30, 2012, June 6, 2012, June 7, 2012, June 11, 2012, June 12, 2012, June 15, 2012, August 7, 2012 and August 16, 2012; and

•	the description of our common stock contained in the Current Report on Form 8-K/A filed on July 21, 2010, including any subsequently filed amendments and reports updating such description.

Our Current Report on Form 8-K filed on August 16, 2012 updates and supersedes Items 6, 7, 8 and 15 of our Annual Report on Form 10-K for the year ended December 31, 2011.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Molycorp, Inc.

5619 Denver Tech Center Parkway

Suite 1000

Greenwood Village, Colorado 80111

Telephone Number: (303) 843-8040

GLOSSARY OF SELECTED MINING TERMS

The following is a glossary of selected mining terms used in this prospectus that may be technical in nature:

Assay	The analysis of the proportions of metals in ore, or the testing of an ore or mineral for composition, purity, weight, or other properties of commercial interest.

Bastnasite	Bastnasite is a mixed-lanthanide fluoro-carbonate mineral (Ln F CO3) that currently provides the bulk of the world’s supply of the light REEs. Bastnasite and monazite are the two most common sources of cerium and other REEs. Bastnasite is found in carbonatites, igneous carbonate rocks that melt at unusually low temperatures.

Bonded magnet	Bonded neodymium-magnets are prepared by melt spinning a thin ribbon of the Nd-Fe-B alloy. The ribbon contains randomly oriented Nd2Fe14B nano-scale grains. This ribbon is then pulverized into particles, mixed with a polymer and either compression or injection molded into bonded magnets. Bonded magnets offer less flux than sintered magnets, but can be net-shape formed into intricately shaped parts and do not suffer significant eddy current losses.

Cerium	Cerium (Ce) is a soft, silvery, ductile metal which easily oxidizes in air. Cerium is the most abundant of the REEs, and is found in a number of minerals, including monazite and bastnasite. Cerium has two relatively stable oxidation states, enabling both the storage of oxygen and its widespread use in catalytic converters. Cerium is also widely used in glass polish.

Concentrate	A mineral processing product that generally describes the material that is produced after crushing and grinding ore, effecting significant separation of gangue (waste) minerals from the desired metal and/or metal minerals, and discarding the waste minerals. The resulting “concentrate” of minerals typically has an order of magnitude higher content of minerals than the beginning ore material.

Didymium	Didymium is a natural and unseparated combination of neodymium and praseodymium, which is approximately 75% neodymium and 25% praseodymium, depending on the ore.

Dysprosium	A few percent of Dysprosium (Dy) is often added to high power neodymium iron boron magnets to increase their resistance to demagnetization. A minor use of dysprosium is in the magnetostrictive alloy, based on DyTbFe called terfenol-D.

Europium	Europium (Eu) is desirable due to its photon emission. Excitation of the europium atom, by absorption of electrons or by UV radiation, results in changes in energy levels that create a visible emission. Almost all practical uses of europium utilize this luminescent behavior.

Gallium	Elemental gallium is not found in nature, but it is easily obtained by smelting. Very pure gallium metal has a brilliant silvery color and its solid metal fractures conchoidally like glass. Almost all gallium is used for microelectronics.

Grade	The average REE content, as determined by assay of a metric ton of ore.

Indium	A rare, very soft, malleable and easily fusible post-transition metal that is chemically similar to gallium and thallium, and shows intermediate properties between these two. Indium’s current primary application is to form transparent electrodes from indium tin oxide (ITO) in liquid crystal displays and touchscreens, and this use largely determines its global mining production. It is widely used in thin-films to form lubricated layers. It is also used for making particularly low melting point alloys, and is a component in some lead-free solders.

Lanthanum	Lanthanum (La) is the first member of the Lanthanide series. Lanthanum is a strategically important rare earth element due to its use in fluid bed cracking catalysts, FCCs, which are used in the production of transportation and aircraft fuel. Lanthanum is also used in fuel cells and batteries.

Mill	A processing plant that produces a concentrate of the valuable minerals contained in an ore.

Monazite	Monazite is a reddish-brown phosphate mineral. Monazite minerals are typically accompanied by concentrations of uranium and thorium. This has historically limited the processing of monazite, however this mineral is becoming more attractive because it typically has elevated concentrations of mid-to heavy rare earths.

Niobium	Niobium is a rare, soft, grey, ductile transition metal found in the minerals pyrochlore, the main commercial source for niobium, and columbite. Niobium is used mostly in alloys, the largest part in special steel such as that used in gas pipelines. Although alloys contain only a maximum of 0.1%, that small percentage of niobium improves the strength of the steel. The temperature stability of niobium-containing superalloys is important for its use in jet and rocket engines. Niobium is used in various superconducting materials.

Neodymium	Neodymium (Nd) has two major uses. It is key constituent of NdFeB permanent magnets and it is an additive to capacitor dielectrics. NdFeB magnets maximize the power/weight ratio, and are found in a large variety of motors, generators, sensors and hard disk drives. Capacitors containing neodymium are found in cellular telephones, computers and nearly all other electronic devices. A minor application of neodymium is in lasers.

Ore	That part of a mineral deposit which could be economically and legally extracted or produced at the time of reserve determination.

Praseodymium	Praseodymium (Pr) comprises about 4% of the lanthanide content of bastnasite and has a few specific applications, based mainly on its optical properties. It is a common coloring pigment, and is used in photographic filters, airport signal lenses, and welder’s glasses. Because it chemically and magnetically is so similar to its neighbors neodymium and lanthanum, it is typically found in small amounts in applications where neodymium and lanthanum are popular, such as NdFeB magnets and catalysts. These latter applications are actually the largest uses for praseodymium because the magnet and catalyst markets are so large. Thus praseodymium plays an important role, in extending the availability of the more popular neodymium and lanthanum.

Probable reserves	Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven reserves	Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

Recovery	The percentage of contained metal actually extracted from ore in the course of processing such ore.

Reserves	That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Same definition as ‘ore’

Rhenium	It is a silvery-white, heavy, third-row transition metal. With an estimated average concentration of 1 part per billion (ppb), rhenium is one of the rarest elements in the Earth’s crust. The free element has the third-highest melting point and highest boiling point of any element. Rhenium resembles manganese chemically and is obtained as a by-product of molybdenum and copper ore’s extraction and refinement. Nickel-based superalloys of rhenium are used in the combustion chambers, turbine blades, and exhaust nozzles of jet engines. These alloys contain up to 6% rhenium, making jet engine construction the largest single use for the element, with the chemical industry’s catalytic uses being next-most important.

Samarium	Samarium (Sm) is predominantly used to produce samarium cobalt magnets. Although these magnets are slightly less powerful than NdFeB magnets at room temperature, samarium cobalt magnets can be used over a wider range of temperatures and are less susceptible to corrosion.

Sintered magnet	Sintered neodymium-magnets are prepared by the raw materials being melted in a furnace, cast into a mold and cooled to form ingots. The ingots are pulverized and milled to tiny particles. This undergoes a process of liquid-phase sintering whereby the powder is magnetically aligned into dense blocks which are then heat-treated, cut to shape, surface treated and magnetized.

Tantalum	Tantalum is a rare, hard, blue-gray, lustrous transition metal that is highly corrosion resistant. It is part of the refractory metals group, which are widely used as minor component in alloys. The chemical inertness of tantalum makes it a valuable substance for laboratory equipment and a substitute for platinum, but its main use today is in tantalum capacitors in electronic equipment such as mobile phones, DVD players, video game systems and computers.

Terbium	Terbium (Tb) is used primarily as a phosphor, either in fluorescent lamps or x-ray screens. It can replace dysprosium in NdFeB magnets but usually does not because of its cost. A minor use of terbium is in the magnetostrictive alloy, based on DyTbFe called terfenol-D.

Yttrium	Yttrium (Y), although not a lanthanide series element, is often considered to be a rare earth element and its behavior is similar to heavy rare earth elements. It is predominantly utilized in lighting applications and ceramics. Other uses include resonators, lasers, microwave communication devices and other electronic devices.

Zirconium oxide	A white amorphous powder that is insoluble in water and highly refractory, used as a pigment for paints, a catalyst, and an abrasive.

PROSPECTUS

Molycorp, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Senior Debt Securities

Subordinated Debt Securities

Units

We may offer and sell from time to time our common stock, preferred stock, depositary shares, warrants, subscription rights, senior debt securities and subordinated debt securities, as well as units that include any of these securities.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MCP.” Our 5.50% Series A Mandatory Convertible Preferred Stock is listed on the NYSE under the symbol “MCP-PA.” None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 5 of this prospectus and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. As permitted under the rules of the SEC, this prospectus incorporates important business information about Molycorp, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Molycorp” or other similar terms mean Molycorp, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative or plural of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

•	the amount of additional capital we need to secure to implement our business plans, and our ability to successfully secure any such capital;

•

our ability to complete our planned capital projects, such as our modernization and expansion efforts, including achieving an annual production capacity of 19,050 mt at our Mountain Pass, California rare earth mine and processing facility, or the Molycorp Mountain Pass facility, which we refer to as “Project Phoenix Phase 1,” and our second phase capacity expansion plan, which we refer to as “Project Phoenix Phase 2,” and reach full planned production rates for rare earth oxides, or REO, and other planned downstream products, in each case within the projected time frame;

•	the success of our cost mitigation efforts in connection with Project Phoenix, which if unsuccessful, might cause our costs to exceed budget;

•	the final costs of our planned capital projects, such as Project Phoenix Phase 1 and Project Phoenix Phase 2, which may differ from estimated costs;

•	our ability to successfully integrate Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc. (which we refer to as “Molycorp Canada”)), with our operations;

•

our ability to achieve fully the strategic and financial objectives related to the acquisition of Molycorp Canada, including the acquisition’s impact on our financial condition and results of operations;

•	unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Molycorp Canada;

•	the rate of exchange of the U.S. dollar to the Canadian dollar, the Japanese yen, and the Chinese Renminbi;

•	new products pricing and the competitive environment for these new products;

•	unexpected actions of domestic and foreign governments;

•	various events which could disrupt operations, including natural events and other risks;

•	uncertainties associated with our reserve estimates and non-reserve deposit information, including estimated mine life and annual production;

•

uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns, REO prices, production costs and other expenses for operations, which are subject to fluctuation;

•	uncertainties regarding global supply and demand for rare earths materials;

•	uncertainties regarding the results of our exploratory drilling programs;

•	our ability to enter into additional definitive agreements with our customers and our ability to maintain customer relationships;

•	our sintered neodymium-iron-boron, or NdFeB, rare earth magnet joint venture’s ability to successfully manufacture magnets within its expected timeframe;

•	our ability to successfully integrate other acquired businesses;

•	our ability to maintain appropriate relations with unions and employees;

•	our ability to successfully implement our “mine-to-magnets” strategy;

•

environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; and

•	uncertainties associated with unanticipated geological conditions related to mining.

See “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

OUR BUSINESS

We are one of the world’s leading rare earth products and rare metals companies that combines a world-class rare earth resource at Mountain Pass, California, with world-leading ultra-high-purity rare earth and rare metal materials processing capabilities. We are vertically integrated across the global rare earth mine-to-magnetics supply chain and we currently produce custom engineered materials from 15 different rare earths, with purity levels of up to 5N (99.999%), and from five other metals (niobium, tantalum, gallium, indium and rhenium) at purity levels of up to 8N (99.999999%).

Rare earth products are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including mobile devices, fiber optics, lasers and hard disk drives; critical defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for rare earth elements, or REEs, is projected by industry analysts to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses. We have made significant investments, and expect to continue to invest, in developing technologically advanced applications and proprietary applications for individual REEs.

The foundation for our “mine-to-magnets” strategy is our Molycorp Mountain Pass facility. Our Molycorp Mountain Pass facility is the largest, most fully developed rare earth mine outside of China and has been producing rare earth products for approximately 60 years. Upon completion of Project Phoenix Phase 1, which we anticipate to occur in the fourth quarter of 2012, we expect our Molycorp Mountain Pass facility to have production cash costs lower than those publicly reported for China by government officials and those reported for other non-Chinese rare earth projects. We are targeting a full planned production rate of approximately 19,050 mt of REO per year by the fourth quarter of 2012, an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 is possible.

We also own several of the leading rare earth processing facilities in the world. Our Molycorp Silmet facility, located in Sillamäe, Estonia, is one of the largest REO and rare metals producers in Europe. Our Molycorp Metals & Alloys facility, located in Tolleson, Arizona, is the only producer of neodymium and samarium magnet alloy and other specialty alloy products in the United States. We also have created a joint venture with Daido Steel Co., Ltd. and Mitsubishi Corporation in the form of a private company, Intermetallics Japan, to manufacture sintered NdFeB permanent rare earth magnets.

As a result of the Molycorp Canada acquisition in June 2012, we became a leading global producer, processor and developer of NdFeB magnetic powders, or Neo Powders, rare earths and zirconium based engineered materials and applications and other rare metals and their compounds. These innovative products are essential in many of today’s high-technology products.

Neo Powders are used in the production of high performance, bonded NdFeB permanent magnets, which are found in micro motors, precision motors, sensors and other applications requiring high levels of magnetic strength, flexibility, small size and reduced weight. Molycorp Canada is the only legal supplier of Neo Powders for bonded magnets manufactured or sold in the United States.

Our Molycorp Canada segment also manufactures a product line of oxides and salts of REEs, including cerium, lanthanum, neodymium, yttrium and yttrium europium coprecipitates, dysprosium and terbium, among others, and zirconium based engineered materials and salts, as well as a line of mixed rare earth/zirconium oxides. Rare earths and zirconium applications include catalytic converters, computers, television display panels, optical lenses, mobile phones and electronic chips. Additionally, Molycorp Canada produces, reclaims, refines and markets high value niche metals and their compounds including gallium, indium and rhenium used in wireless, light emitting diode flat panel display, turbine, solar and catalyst applications.

Our Molycorp Canada segment operates joint ventures and majority owned manufacturing facilities in Jiangsu Province, China; Shandong Province, China; Stade, Germany; Sagard, Germany; and Quapaw,

Oklahoma. Molycorp Canada also operates wholly owned manufacturing facilities in Peterborough, Ontario; Napanee, Ontario; Blanding, Utah; the Hyeongok Industrial Zone in South Korea; Tianjin, China; and Korat, Thailand. Additionally, Molycorp Canada conducts ongoing research and product development through laboratories in Singapore and Abingdon, United Kingdom.

Our combined workforce of approximately 2,650 employees includes scientists, engineers, chemists, technologists and highly skilled workers in 27 locations across 11 countries.

Our principal executive offices are located at: 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, our telephone number is (303) 843-8040 and our web site is http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and by any prospectus supplement. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose part of your investment.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement, we intend to use the net proceeds from the sale of our securities offered under this prospectus for working capital and general corporate purposes including, but not limited to, capital expenditures, working capital, acquisitions and other business opportunities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

	June 12, 2008 (Inception) through December 31, 2008	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	—	—	—	17.1x	—
Ratios of earnings to combined fixed charges and preferred stock dividends	—	—	—	5.9x	—

Fixed charges are equal to interest expense, plus the portion of rent expense estimated to represent interest. Total earnings for the period from June 12, 2008 (Inception) through December 31, 2008, for the years ended December 31, 2009 and December 31, 2010 and for the six months ended June 30, 2012 were insufficient to cover fixed charges by $14.1 million, $28.6 million, $50.8 million and $99.4 million, respectively. Total earnings for the period from June 12, 2008 (Inception) through December 31, 2008, for the years ended December 31, 2009 and December 31, 2010 and for the six months ended June 30, 2012 were insufficient to cover fixed charges, included preferred stock dividends, by $14.1 million, $28.6 million, $50.8 million and $99.4 million, respectively. The insufficient earnings were primarily due to our net operating losses for each of the periods presented. Accordingly, such ratios are not presented.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock, certain provisions of our certificate of incorporation and our bylaws, and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of shares, with a par value of $0.001 per share, of which:

•	350,000,000 shares are designated as common stock; and

•	5,000,000 shares are designated as preferred stock.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Pursuant to our certificate of incorporation, holders of our common stock do not have the right to cumulate votes in elections of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights. No redemption or sinking fund provisions apply to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

As of June 30, 2012, we had outstanding 2,070,000 shares of preferred stock designated as the Series A Mandatory Convertible Preferred Stock, and one share of preferred stock designated as the Special Voting Preferred Stock, which is held by the trustee of the exchangeable shares, which we refer to as the “Exchangeable Shares,” issued by MCP Exchangeco Inc., a Canadian subsidiary of ours. The Exchangeable Shares are exchangeable for shares of our common stock on a one for one basis.

Series A Mandatory Convertible Preferred Stock

Ranking

The Series A Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock and series of preferred stock established after the first original issue date of the Series A Mandatory Convertible Preferred Stock

(which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on parity with any class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the Series A Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series A Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Series A Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, is structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the Series A Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Series A Mandatory Convertible Preferred Stock will receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.50% on the liquidation preference of $100.00 per share of Series A Mandatory Convertible Preferred Stock (equivalent to $5.50 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations). Any shares delivered in the payment of dividends will be valued for such purpose at the average volume weighted average price per share of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date, or the “five day average price,” multiplied by 97%. Declared dividends on the Series A Mandatory Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to and including the mandatory conversion date (as defined below), commencing June 1, 2011 (each of which we refer to as a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Series A Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding February 15, May 15, August 15 and November 15 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

So long as any shares of our Series A Mandatory Convertible Preferred Stock remain outstanding, no dividend or distribution may be declared or paid on our common stock unless all accumulated and unpaid dividends have been paid on our Series A Mandatory Convertible Preferred Stock, subject to certain exceptions, such as dividends paid on our common stock in shares of our common stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Mandatory Convertible Preferred Stock, may be limited by the terms of any existing and future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

Redemption

The Series A Mandatory Convertible Preferred Stock is not redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Mandatory Convertible Preferred Stock will receive a liquidation preference in the amount of $100.00 per share of the Series A Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the Series A Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Series A Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Series A Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Series A Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Series A Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of such shares of Series A Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of parity stock with similar voting rights then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

So long as any shares of Series A Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Mandatory Convertible Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our certificate of incorporation or the certificate of designations for the shares of Series A Mandatory Convertible Preferred Stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Series A Mandatory Convertible Preferred Stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designations for the shares of Series A Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of Series A Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Series A Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of Series A Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of Series A Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole.

Mandatory Conversion

Each share of the Series A Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on March 1, 2014 (the “mandatory conversion date”), into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record on the applicable record date, as described above under “— Dividends.” If on or prior to the record date immediately preceding the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends on the Series A Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the greater of the floor price and 97% of the five day average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Series A Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Series A Mandatory Convertible Preferred Stock on the mandatory conversion date, will, subject to adjustment as described in the section of this prospectus entitled “— Anti-dilution Adjustments” below and the preceding paragraph, be as follows:

•

if the applicable market value of our common stock is greater than $60.00, which we call the “threshold appreciation price,” then the conversion rate will be 1.6667 shares of common stock per share of Series A Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is equal to $100 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $50.00 (the “initial price”), then the conversion rate will be equal to $100 divided by the applicable market value of our common stock, which will be between 1.6667 and 2.0000 shares of common stock per share of Series A Mandatory Convertible Preferred Stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 2.0000 shares of common stock per share of Series A Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is equal to $100 divided by the initial price.

“Applicable market value” means the average volume-weighted average price per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the mandatory conversion date.

Conversion at the Option of the Holder

Holders of the Series A Mandatory Convertible Preferred Stock have the right to convert their shares of Series A Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Series A Mandatory Convertible Preferred Stock), at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Series A Mandatory Convertible Preferred Stock, subject to certain anti-dilution and other adjustments.

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

If certain fundamental changes occur, on or prior to the mandatory conversion date, holders of the Series A Mandatory Convertible Preferred Stock will have the right to: (i) convert their shares of Series A Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Series A Mandatory Convertible Preferred Stock), into shares of common stock at the fundamental change conversion rate, which will be based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in the fundamental change; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of 5.50% per annum, of all dividend payments on such shares for all the remaining dividend periods (excluding any accumulated and unpaid dividends as of the effective date of the fundamental change) from such effective date to but excluding the mandatory conversion date; and (iii) with respect to such converted shares receive the amount of any accumulated and unpaid dividends as of the effective date, subject to certain exceptions.

Anti-Dilution Adjustments

The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

•	We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution.

•

We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the current market price of our common stock.

•	We subdivide or combine our common stock.

•

We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding any dividend, distribution, rights or warrants referred to in the bullets above and any dividend, distribution or spin-off referred to in the bullets below.

•	We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, subject to limited exceptions.

•

We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock.

Special Voting Preferred Stock

The Special Voting Preferred Stock entitles the trustee of the Exchangeable Shares to vote on matters in which holders of our common stock are entitled to vote. The Special Voting Preferred Stock is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining holders of our common stock entitled to vote and for which the trustee has received voting instructions from the holders of such Exchangeable Shares.

The Special Voting Preferred Stock is not entitled to receive any dividends or other distributions or assets, nor is the Special Voting Preferred Stock convertible into, or exchangeable for, shares of any other series or class of our capital stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions and certain provisions of Delaware law are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions of our certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board of directors based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

Our certificate of incorporation and bylaws provisions could, however, have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and the sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

In general, Section 203 defines “business combination” as:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Classified Board of Directors

Our certificate of incorporation provides for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors are elected each year. Under Section 141 of the General Corporation Law of the State of Delaware, unless the certificate of incorporation provides otherwise, directors serving on a classified board can only be removed for cause. Accordingly, our directors may only be removed for cause. The provision for our classified board of directors may be amended, altered or repealed only upon the affirmative vote of the holders of 66 2/3% of our outstanding voting stock.

The provision for a classified board of directors could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board of directors provision could have the effect of discouraging a potential acquiror from making a tender offer for shares of common stock or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

We believe that a classified board of directors helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board of directors because a majority of the directors at any given time will have prior experience on our board. The classified board of directors provision should also help to ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

Number of Directors; Removal; Vacancies

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed by the affirmative vote of our board of directors or by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock. The size of our board of directors is currently fixed at eight directors.

Pursuant to our certificate of incorporation, each director will serve until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed. Our certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause.

Our certificate of incorporation further provides that generally, vacancies or newly created directorships in our board may only be filled by a resolution approved by a majority of our board of directors and any director so chosen will hold office until the next election of the class for which such director was chosen.

Stockholder Action; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of our board of directors, our Chief Executive Officer or our Secretary at the written request of a majority of the number of directors that we would have if there were no vacancies on our board of directors. Unless our board of directors determines otherwise, the Chairman or another designated officer has sole discretion to determine the order of business and procedure at annual and special meetings of stockholders. In addition, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting. Stockholders also may not bring business before a special meeting of stockholders.

Stockholder Proposals and Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice generally must be delivered to or mailed and received at our principal executive office not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

Our bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. A stockholder’s notice must set forth, among other things, as to each business matter or nomination the stockholder proposes to bring before the meeting:

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class and number of shares that are owned of record and beneficially by the stockholder proposing the business or nominating the nominee;

•

a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose the business or nominate the person or persons specified in the notice, as applicable; and

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal or nominate such nominee or nominees.

If the stockholder is nominating a candidate for director, the stockholder’s notice must also include the name, age, business address, residence address and occupation of the nominee proposed by the stockholder and the signed consent of the nominee to serve as a director on our board of directors if so elected. The candidate may also be required to present certain information and make certain representations and agreements at our request.

In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nomination of candidates for directors.

Amendment of Certificate of Incorporation

Except as otherwise provided by law or our certificate of incorporation, our certificate of incorporation may be amended, altered or repealed at a meeting of the stockholders provided that such amendment has been described or referred to in the notice of such meeting or a meeting of our board of directors.

Amendment of Bylaws

Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders provided that such amendment has been described or referred to in the notice of such meeting or a meeting of our board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with our certificate of incorporation or bylaws.

Transfer Agent and Registrar

Computershare Shareowner Services, LLC is the transfer agent and registrar for our common stock and preferred stock.

Listing

Our common stock is listed on the NYSE under the symbol “MCP.” Our Series A Mandatory Convertible Preferred Stock is listed on the NYSE under the symbol “MCP-PA.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a depositary agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the depositary agreement and the related depositary receipts. Copies of the form of depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the depositary agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by this holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of the Company and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock, preferred stock or depositary shares will describe the terms of the common stock warrants, preferred stock warrants and depositary share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock, preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common stock, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common stock, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our stockholders subscription rights to purchase our common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our stockholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. We will issue debt securities that will be senior debt under the senior debt indenture between us and Wells Fargo Bank, National Association, as senior debt trustee. We will issue debt securities that will be subordinated debt under the subordinated debt indenture between us and Wells Fargo Bank, National Association, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination. See “— Subordinated Debt.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indentures. When we refer to “Molycorp,” “we,” “our” and “us” in this section, we mean Molycorp, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Neither indenture will limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Molycorp.

Subordinated Debt

We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all “senior indebtedness” of Molycorp. The subordinated debt indenture defines “senior indebtedness” the principal of (and premium, if any) and interest on all debt of Molycorp whether created, incurred or assumed before, on or after the date of the subordinated debt indenture. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, redeemable stock or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern Molycorp or a substantial part of its property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6.01 of the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, when we use the term “Event of Default” in the indentures with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) default in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance of or breaches of any other covenant or agreement of Molycorp in either indenture with respect to any debt security of such series or in the debt security of such series and such default or breach continues for a period of 60 consecutive days or more after written notice to Molycorp by the trustee or to Molycorp and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Molycorp or any material subsidiary;

(5) any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to Molycorp) under each indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by written notice to us and also to the trustee if given by holders, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to Molycorp occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered indemnity satisfactory to the trustee to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice and offer of indemnity. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. The trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs that is known to the trustee, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

Each indenture may be supplemented, or modified without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment under the indenture with respect to the debt securities of any or all series by a successor trustee and to add to or change any of the provisions of each indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•	provide for uncertificated or unregistered debt securities; and

•	make any change that does not materially and adversely affect the rights of any holder.

Other amendments and modifications of each indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s debt security,

•	reduce the principal amount thereof or the rate of interest thereon;

•

reduce the above stated percentage of outstanding debt securities the consent of whose holders is necessary to modify or amend the indenture with respect to the debt securities of the relevant series; and

•

reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture.

Covenants

Consolidation, Merger or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•

the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustees and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of Molycorp under the indentures with the same effect as if such successor corporation had been named as Molycorp. Except for (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of Molycorp, we will be discharged from all obligations and covenants under the indentures and the debt securities.

Satisfaction, Discharge and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may terminate our obligations under each indenture, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable within one year (a “Discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

Unless otherwise specified in the applicable prospectus supplement, we may elect to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, Molycorp’s right of optional redemption, mutilated, defaced, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, obligations and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, unless otherwise specified in the applicable prospectus supplement, we may elect to have our obligations released with respect to certain covenants in each indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants delivered to the trustee, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 123rd day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 123rd day;

•	we must have delivered to the trustee an opinion of counsel to the effect that

(1) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and

(2) after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•

if at such time the debt securities of such series are listed on a national securities exchange, Molycorp has delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with; and

•

if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made.

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships with Wells Fargo Bank, National Association. Wells Fargo Bank, National Association also serves as trustee under certain of our other indentures.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make. Underwriters may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Molycorp, Inc.’s Current Report on Form 8-K dated August 16, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Molycorp, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Molycorp Sillamäe and Molycorp Tolleson (businesses acquired by Molycorp, Inc. during 2011), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2011, December 31, 2010 and January 1, 2010, and for each of the years in the two-year period ended December 31, 2011, and the consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2010 and December 31, 2009 and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable REO reserves and non-reserve REO deposits for our Molycorp Mountain Pass facility was derived from the report of SRK Consulting (U.S.), Inc., independent mining consultants, and has been incorporated herein upon the authority of SRK Consulting as experts with respect to the matters covered by such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K filed on February 2, 2012, February 8, 2012, March 5, 2012, March 9, 2012, March 14, 2012, May 14, 2012 (Film No. 12836519), May 18, 2012, May 30, 2012, June 6, 2012, June 7, 2012, June 11, 2012, June 12, 2012, June 15, 2012, August 7, 2012 and August 16, 2012; and

•	the description of our common stock contained in the Current Report on Form 8-K/A filed on July 21, 2010, including any subsequently filed amendments and reports updating such description.

Our Current Report on Form 8-K filed on August 16, 2012 updates and supersedes Items 6, 7, 8 and 15 of our Annual Report on Form 10-K for the year ended December 31, 2011.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Molycorp, Inc.

5619 Denver Tech Center Parkway

Suite 1000

Greenwood Village, Colorado 80111

Telephone Number: (303) 843-8040